Exhibit 10.2

EXECUTION VERSION

Published CUSIP Number: [            ]

AMENDED AND RESTATED 364-DAY CREDIT AGREEMENT

Dated as of November 18, 2016

among

AUTOZONE, INC.,

as Borrower,

THE SEVERAL LENDERS

FROM TIME TO TIME PARTY HERETO

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

and

U.S. BANK NATIONAL ASSOCIATION,

as Syndication Agent

WELLS FARGO SECURITIES, LLC

and

U.S. BANK NATIONAL ASSOCIATION,

as Joint Lead Arrangers and Joint Book Runners

i

5.8	No Burdensome Restrictions	48
5.9	Taxes	48
5.10	ERISA	49
5.11	Governmental Regulations, Etc	50
5.12	Subsidiaries	51
5.13	Purpose of Loans	51
5.14	Disclosure	51
5.15	Taxpayer Identification Number	51
5.16	Environmental Compliance	51
5.17	Solvency	52
5.18	OFAC Sanctions	52
5.19	Patriot Act	52
5.20	Anti-Corruption Laws	52

SECTION 6 AFFIRMATIVE COVENANTS		52

6.1	Information Covenants	53
6.2	Preservation of Existence and Franchises	57
6.3	Books and Records	57
6.4	Compliance with Law	57
6.5	Payment of Taxes and Other Indebtedness	57
6.6	Insurance	57
6.7	Maintenance of Property	57
6.8	Use of Proceeds	58
6.9	Audits/Inspections	58
6.10	Adjusted Debt to EBITDAR Ratio	58
6.11	Interest Coverage Ratio	58
6.12	Anti-Corruption Laws	58

SECTION 7 NEGATIVE COVENANTS		58

7.1	Liens	59
7.2	Nature of Business	59
7.3	Consolidation, Merger, Sale or Purchase of Assets, etc	59
7.4	Fiscal Year	61
7.5	Subsidiary Indebtedness	61
7.6	Sanctions	61
7.7	Anti-Corruption Laws	62

SECTION 8 EVENTS OF DEFAULT		62

8.1	Events of Default	62
8.2	Acceleration; Remedies	64

SECTION 9 AGENCY PROVISIONS		64

9.1	Appointment and Authority	64
9.2	Delegation of Duties	65
9.3	Exculpatory Provisions	65
9.4	Reliance on Communications	65
9.5	Notice of Default	66

9.6	Non-Reliance on Administrative Agent and Other Lenders	66
9.7	Indemnification	67
9.8	Administrative Agent in its Individual Capacity	67
9.9	Successor Administrative Agent	68
9.10	Syndication Agent and Arrangers	68

SECTION 10 MISCELLANEOUS		69

10.1	Notices	69
10.2	Right of Set-Off	71
10.3	Successors and Assigns	72
10.4	No Waiver; Remedies Cumulative	77
10.5	Payment of Expenses, etc	77
10.6	Amendments, Waivers and Consents	79
10.7	Counterparts	80
10.8	Headings	80
10.9	Survival	80
10.10	Governing Law; Submission to Jurisdiction; Venue	80
10.11	Severability	81
10.12	Entirety	81
10.13	Binding Effect; Termination	82
10.14	Confidentiality	82
10.15	Source of Funds	83
10.16	Conflict	84
10.17	USA PATRIOT Act Notice	84
10.18	No Advisory or Fiduciary Responsibility	84
10.19	Electronic Execution of Assignments and Certain Other Documents	85
10.20	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	85

SCHEDULES

Schedule 1.1	Applicable Margin Pricing Levels
Schedule 2.1(a)	Lenders
Schedule 2.1(b)(i)	Form of Notice of Borrowing
Schedule 2.1(e)	Form of Revolving Note
Schedule 3.2	Form of Notice of Extension/Conversion
Schedule 3.10(a)-(d)	Forms of U.S. Tax Compliance Certificates
Schedule 5.5	Material Litigation
Schedule 5.12	Subsidiaries
Schedule 6.1(c)	Form of Officer’s Compliance Certificate
Schedule 7.5	Subsidiary Indebtedness
Schedule 10.1	Administrative Agent’s Office; Certain Addresses for Notices
Schedule 10.3(a)	Form of Assignment and Acceptance

AMENDED AND RESTATED 364-DAY CREDIT AGREEMENT

THIS AMENDED AND RESTATED 364-DAY CREDIT AGREEMENT dated as of November 18, 2016 (“Credit Agreement”), is by and among AUTOZONE, INC., a Nevada corporation (the “Borrower”), the several lenders identified on the signature pages hereto and such other lenders as may from time to time become a party hereto (the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and U.S. BANK NATIONAL ASSOCIATION, as syndication agent (in such capacity, the “Syndication Agent”).

W I T N E S S E T H

WHEREAS, the Borrower, the lenders party thereto, Wells Fargo Bank, National Association, as Administrative Agent, and certain other Persons are party to that certain 364-Day Credit Agreement dated as of December 19, 2014 (as amended prior to the date hereof, the “Existing 364-Day Credit Agreement”).

WHEREAS, the Borrower, the Administrative Agent and the lenders party to the Existing 364-Day Credit Agreement agreed to extend the Termination Date of the Existing 364-Day Credit Agreement until December 16, 2016.

WHEREAS, the Borrower, the Administrative Agent and the Lenders have agreed to amend and restate the Existing 364-Day Credit Agreement in its entirety upon and subject to the terms and conditions set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1

DEFINITIONS

1.1	Definitions.

As used in this Credit Agreement, the following terms shall have the meanings specified below unless the context otherwise requires:

“Administrative Agent” shall have the meaning assigned to such term in the heading hereof, together with any successors or assigns.

“Administrative Agent’s Fee Letter” means that certain letter agreement, dated as of October 12, 2016, among the Administrative Agent, Wells Fargo Securities, LLC and the Borrower, as amended, modified, supplemented or replaced from time to time.

“Administrative Agent’s Fees” shall have the meaning assigned to such term in Section 3.5(b).

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, any other Person (i) directly or indirectly controlling or controlled by or under direct or indirect common control with such Person or (ii) directly or indirectly owning or holding five percent (5%) or more of the equity interest in such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Margin” means for purposes of calculating the applicable Facility Fee for any day under Section 3.5(a), the applicable interest rate for any day for any Eurodollar Loan and the applicable interest rate for any day for any Base Rate Loan, the Applicable Margin for the appropriate Pricing Level set forth on Schedule 1.1. The appropriate Pricing Level for the Applicable Margin calculation shall be determined and adjusted on the following dates (each a “Calculation Date”):

(i) on the Closing Date;

(ii) where the Borrower has a senior unsecured (non-credit enhanced) long term debt rating from S&P and/or Moody’s, five (5) Business Days after a change in any such debt rating, based on such new debt rating(s); and

(iii) where the Borrower previously had a senior unsecured (non-credit enhanced) long term debt rating from S&P and/or Moody’s, but any or both of S&P and Moody’s withdraws its rating such that the Borrower’s senior unsecured (non-credit enhanced) long term debt no longer is rated by S&P or Moody’s, five (5) Business Days after the withdrawal of the last to exist of such previous debt ratings, in which event the Applicable Margins (including the Applicable Margin for the Facility Fee) shall be based on Pricing Level IV until the earlier of (A) such time as S&P and/or Moody’s provides another rating for such debt of the Borrower or (B) the Required Lenders and the Borrower have agreed to an alternative pricing grid or other method for determining Pricing Levels pursuant to an effective amendment to this Credit Agreement.

The appropriate Pricing Level for the Applicable Margin calculation shall be effective from a Calculation Date until the next such Calculation Date. The Administrative Agent shall determine the appropriate Pricing Level for the Applicable Margin calculation promptly upon receipt of the notices and information necessary to make such determination and shall promptly notify the Borrower and the Lenders of any change thereof. Such determinations by the Administrative Agent shall be conclusive, absent convincing evidence to the contrary.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approving Lenders” shall have the meaning specified in Section 3.4(d).

“Arrangers” means Wells Fargo Securities, LLC and U.S. Bank National Association together with any successors or assigns thereof.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee with the consent of any party whose consent is required by Section 10.3(b), and accepted by the Administrative Agent, in substantially the form of Schedule 10.3(a) or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended August 27, 2016, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Bankruptcy Event” means, with respect to any Person, the occurrence of any of the following with respect to such Person: (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or ordering the winding up or liquidation of its affairs; or (ii) there shall be commenced against such Person an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed, undischarged or unbonded for a period of sixty (60) consecutive days; or (iii) such Person shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or make any general assignment for the benefit of creditors; or (iv) such Person shall be unable to, or shall admit in writing its inability to, pay its debts generally as they become due.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Wells Fargo as its “prime rate” and (c) the Eurodollar Rate plus 1.0%; provided that, if the Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Credit Agreement. “Prime Rate” means the rate of interest in effect for such day as publicly announced from time to time by Wells Fargo as its “prime rate.” The “prime rate” is a rate set by Wells Fargo based upon various factors including Wells Fargo’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Wells Fargo shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means any Loan bearing interest at a rate determined by reference to the Base Rate.

“Borrower” means the Person identified as such in the heading hereof, together with any permitted successors and assigns.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close, except that, when used in connection with a Eurodollar Loan, such day shall also be a London Banking Day.

“Calculation Date” has the meaning set forth in the definition of Applicable Margin.

“Capital Lease” means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person, to the extent that such lease is or should be so accounted for.

“Change in Law” means the occurrence, after the date of this Credit Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, and (z) all requests, rules, guidelines or directives issued by a Governmental Authority in connection with a Lender’s submission or re-submission of a capital plan under 12 C.F.R. § 225.8 or a Governmental Authority’s assessment thereof, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the occurrence of either of the following events:

(a) a “person” or a “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of more than 40% of the then outstanding voting stock of the Borrower; or

(b) a majority of the board of directors of the Borrower shall consist of individuals who are not Continuing Directors. For purposes hereof, “Continuing Directors” means, as of any date of determination, (i) an individual who on the date two years prior to such determination date was a member of the Borrower’s board of directors, or (ii) (a) any new director whose nomination for election by the Borrower’s shareholders was approved by a vote of a majority of the directors then still in office who either were directors on the date two years prior to such determination date or whose nomination for election was previously so approved (or who are Continuing Directors pursuant to clause (b) below) or (b) any director who was elected by a majority of the directors then still in office who either were directors on the date two years prior to such determination date or whose nomination for election was previously so approved (or who are Continuing Directors pursuant to clause (a) above).

Notwithstanding the foregoing, a Reorganization permitted under Section 7.3 hereof shall not be deemed a Change of Control for the purposes of this Credit Agreement.

“Change of Control Notice” shall have the meaning specified in Section 3.4(e).

“Change of Control Prepayment Amount” shall have the meaning specified in Section 3.4(e).

“Change of Control Standstill Period” shall have the meaning specified in Section 3.4(e).

“Closing Date” means the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

“Commercial Credit Business Arrangement” means any agreement between the Borrower or any of its Subsidiaries and an entity that purchases such Person’s commercial accounts receivable with only such limited recourse back to such Person as is customary in factoring arrangements of this type.

“Commitment” means with respect to each Lender at any time, the Revolving Commitment of such Lender.

“Commitment Percentage” means, for any Lender, the percentage which such Lender’s Revolving Commitment then constitutes of the aggregate Revolving Committed Amount, subject to adjustment as provided herein, including in Section 3.19.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted Debt” means, at any time, the sum of, without duplication, (i) Consolidated Funded Indebtedness and (ii) the product of Consolidated Rents multiplied by 6.0.

“Consolidated EBITDA” means, for any period for the Borrower and its Subsidiaries, (a) Consolidated Net Income plus (b) to the extent deducted in calculating such Consolidated Net Income, the sum of (i) Consolidated Interest Expense plus (ii) all provisions for any Federal, state or other domestic and foreign income taxes plus (iii) depreciation and amortization, in each case on a consolidated basis determined in accordance with GAAP applied on a consistent basis or otherwise defined herein. Except as otherwise expressly provided herein, the applicable period shall be for the four consecutive fiscal quarters ending as of the date of determination.

“Consolidated EBITDAR” means, for any period, the sum of Consolidated EBITDA and Consolidated Rents. Except as otherwise expressly provided herein, the applicable period shall be for the four consecutive fiscal quarters ending as of the date of determination.

“Consolidated Funded Indebtedness” means, at any time, the outstanding principal amount of all Funded Indebtedness, without duplication and on a consolidated basis, of the Borrower and its Subsidiaries at such time.

“Consolidated Interest Coverage Ratio” means, as of the last day of any fiscal quarter of the Borrower, the ratio of (i) Consolidated EBITDAR to (ii) Consolidated Interest Expense plus Consolidated Rents.

“Consolidated Interest Expense” means, for any period for the Borrower and its Subsidiaries, net interest expense on a consolidated basis as determined in accordance with GAAP applied on a consistent basis. Except as otherwise expressly provided, the applicable period shall be for the four consecutive fiscal quarters ending as of the date of determination.

“Consolidated Net Income” means, for any period for the Borrower and its Subsidiaries, net income on a consolidated basis determined in accordance with GAAP applied on a consistent basis, but excluding (i) share-based expenses and all other non-cash charges (other than any such charges that would result in an accrual or a reserve for cash charges in the future); (ii) non-recurring charges in an aggregate amount not to exceed $50,000,000 collectively, and/or non-recurring gains to the extent such non-recurring gains in the aggregate exceed $50,000,000 collectively, in either event with respect to any twelve-month period relevant for such calculation of the financial covenants contained in Sections 6.10 and 6.11; and (iii) all extraordinary items. Except as otherwise expressly provided herein, the applicable period shall be for the four consecutive fiscal quarters ending as of the date of determination.

“Consolidated Net Tangible Assets” means the total assets of the Borrower and its Subsidiaries on a consolidated basis, less goodwill, trade names, trademarks, patents, unamortized debt discount and related expense and other like intangibles and less current liabilities, all as described on the most recent consolidated balance sheet of the Borrower and its Subsidiaries.

“Consolidated Rents” means, for any period for the Borrower and its Subsidiaries, all rental expense of the Borrower and its Subsidiaries for such period under operating leases (specifically including rents paid in connection with synthetic leases, tax retention operating leases, off-balance sheet loans or similar off-balance sheet financing products), on a consolidated basis as determined in accordance with GAAP applied on a consistent basis, but excluding rental expense related to any operating lease that has been converted to a Capital Lease. Except as otherwise expressly provided herein, the applicable period shall be for the four consecutive fiscal quarters ending as of the date of determination.

“Credit Documents” means a collective reference to this Credit Agreement, the Notes, the Administrative Agent’s Fee Letter and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 3.19(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (e) has become the subject of a Bail-In Action; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interests in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.19(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disapproving Lender” means such term as defined in Section 3.4(d).

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.3(b)(iii) and 10.3(b)(v) (subject to such consents, if any, as may be required under Section 10.3(b)(iii)).

“Environmental Laws” means any and all lawful and applicable Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower pursuant to Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan’s final actuarially certified funding target attainment percentage drops below sixty percent (60%) as of the most recent valuation date as determined under Section 430 of the Code and taking into account any exceptions, actuarial assumptions, extensions of such date and supplemental or additional contributions provided for in or permitted to be considered by Section 430 or the regulations promulgated thereunder; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate”.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b) for any interest rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at approximately 11:00 a.m., London time, determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that date;

provided, that, (i) to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied to the applicable Interest Period in a manner consistent with market practice; provided, further, that, to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied to the applicable Interest Period as otherwise reasonably determined by the Administrative Agent and (ii) if the Eurodollar Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Credit Agreement.

“Event of Default” means such term as defined in Section 8.1.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Installation located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.17) or (ii) such Lender changes its Lending Installation, except in each case to the extent that pursuant to Section 3.10(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Installation, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.10(e) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Multi-Year Credit Agreement” shall have the meaning assigned to such term in Section 4.1(h).

“Facility Fee” shall have the meaning assigned to such term in Section 3.5(a).

“Facility Fee Calculation Period” shall have the meaning assigned to such term in Section 3.5(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate of interest per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (A) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (B) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) charged to Wells Fargo on such day on such transactions as determined by the Administrative Agent.

“Fees” means all fees payable pursuant to Section 3.5.

“Financial Officer” means, with respect to the Borrower, the Treasurer, the Controller, the General Counsel, the Chief Financial Officer or the Chief Executive Officer of the Borrower and, solely for purposes of notices given pursuant to Article II, any other authorized person or officer of the Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent or any other authorized person or officer of the Borrower designated in or pursuant to an agreement between the Borrower and the Administrative Agent. Any document delivered hereunder that is signed by a Financial Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or action on the part of the Borrower and such Financial Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person and (b) if the Borrower is not a U.S. Person, any Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Indebtedness” means, with respect to any Person (for purposes of this sentence only, the “Debtor”), without duplication and on a consolidated basis, (i) all Indebtedness of such Debtor for borrowed money; (ii) all purchase money Indebtedness of such Debtor, including without limitation the principal portion of all obligations of such Debtor under Capital Leases; (iii) all Guaranty Obligations of such Debtor with respect to Funded Indebtedness of another Person; (iv) the maximum amount of all (x) drawn and unreimbursed documentary letters of credit, (y) standby letters of credit and (z) bankers acceptances, in each case issued or created for the account of such Debtor and, without duplication, all drafts drawn thereunder (to the extent unreimbursed); and (v) all Funded Indebtedness of another Person secured by a Lien on any Property of such Debtor, whether or not such Funded Indebtedness has been assumed. The Funded Indebtedness of any Person shall include the Funded Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3 hereof.

“Governmental Authority” means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Guaranty Obligation” means, with respect to any Person, without duplication, any obligation of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any Property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or any other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Indebtedness” of any Person means (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (iv) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than (a) trade accounts payable in the ordinary course of business and, in each case, not past due for more than ninety (90) days after the due date of such trade account payable and (b) unsecured obligations of such Person due to vendors under any vendor factoring line in the ordinary course of business), (v) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) all Guaranty Obligations of such Person, (viii) the principal portion of all obligations of such Person under Capital Leases, (ix) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements, calculated as described below, (x) subject to the proviso below, the maximum amount of all standby letters of credit issued or bankers’ acceptances created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (xi) all preferred stock issued by such Person and required by the terms thereof to be redeemed, or for which mandatory sinking fund payments are due, by a fixed date and (xii) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP; provided that Indebtedness shall not include (i) any documentary letters of credit or other letters of credit used by such Person for the financing of inventory in the ordinary course of business, except to the extent such letters of credit have been drawn upon and unreimbursed or (ii) any amounts received by such Person pursuant to a Commercial Credit Business Arrangement. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer. For purposes hereof, obligations in respect of hedging agreements referred to in clause (ix) above shall be calculated after taking into account the effect of any legally enforceable netting agreement relating to such hedging obligations and shall be valued at (1) for any date on or after the date such hedging obligations have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (2) for any date prior to the date referenced in clause (1) of this sentence, the amount(s) determined as the mark-to-market value(s) for such hedging obligations, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such hedging obligations (which may include a Lender or any Affiliate of a Lender).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Information” has the meaning specified in Section 10.14.

“Interest Payment Date” means (i) as to any Base Rate Loan, the last Business Day of each March, June, September and December, the date of repayment of principal of such Loan and the Termination Date and (ii) as to any Eurodollar Loan, the last day of each Interest Period for such Loan, the date of repayment of principal of such Loan and on the Termination Date, and in addition where the applicable Interest Period is more than 3 months, then also on the date 3 months from the beginning of the Interest Period, and each 3 months thereafter. If an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day, except that in the case of Eurodollar Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day.

“Interest Period” means as to any Eurodollar Loan, a period of one, two, three or six month’s duration, as the Borrower may elect, commencing in each case, on the date of the borrowing (including conversions, extensions and renewals); provided, however, (A) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that in the case of Eurodollar Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (B) no Interest Period shall extend beyond the Termination Date, and (C) where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last day of such calendar month.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Borrower’s internal controls over financial reporting, in each case as described in the Securities Laws or as otherwise determined by the Borrower’s external auditors, that has resulted in or could reasonably be expected to result in a material misstatement in any financial information delivered or to be delivered to the Administrative Agent or the Lenders, with respect to (i) covenant compliance calculations provided hereunder or (ii) the assets, liabilities, financial condition or results of operations of the Borrower and its Subsidiaries on a consolidated basis, in any event that has not been (x) disclosed to the Administrative Agent, who in turn discloses such material weaknesses to the Lenders, and (y) remedied or otherwise diligently addressed (or is in the process of being diligently addressed) by the Borrower including, if applicable, in accordance with recommendations made by the Borrower’s auditors in consultation with the Borrower.

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto, and each Person which may become a Lender by way of assignment in accordance with the terms hereof, together with their successors and permitted assigns.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, any office, branch, subsidiary or affiliate of such Lender or the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

“Loan” or “Loans” means the Revolving Loans, individually or collectively, as appropriate.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Master Account” means such account at Wells Fargo as may be identified by written notice from at least two Financial Officers of the Borrower to the Administrative Agent or such other bank account as may be mutually agreed by the Borrower and the Administrative Agent.

“Material Adverse Effect” means a material adverse effect on (i) the condition (financial or otherwise), operations, business, assets or liabilities of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Borrower to perform any material obligation under the Credit Documents or (iii) any aspect of the Borrower or its business that materially and adversely affects the rights and remedies of the Administrative Agent or the Lenders under the Credit Documents.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Laws, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Note” or “Notes” means any Revolving Note.

“Notice of Borrowing” means a written notice of borrowing in substantially the form of Schedule 2.1(b)(i), or such other form as may be approved by the Borrower and the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Borrower and the Administrative Agent), appropriately completed and signed by a Financial Officer of the Borrower, as required by Section 2.1(b)(i).

“Notice of Extension/Conversion” means the written notice of extension or conversion in substantially the form of Schedule 3.2, or such other form as may be approved by the Borrower and the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Borrower and the Administrative Agent, appropriately completed and signed by a Financial Officer of the Borrower, as required by Section 3.2.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.17).

“Participant” has the meaning specified in Section 10.3(d).

“Participant Register” has the meaning specified in Section 10.3(d).

“Patriot Act” means Title III of Pub. L. 107-56 (signed into law October 26, 2001).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan) other than a Multiemployer Plan, that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Liens” means:

(i) Liens in favor of the Administrative Agent on behalf of the Lenders;

(ii) Liens (other than Liens created or imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(iii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that any such Liens which are material secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(iv) Liens (other than Liens created or imposed under ERISA) incurred or deposits made by the Borrower and its Subsidiaries in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(v) Liens in connection with attachments or judgments (including judgment or appeal bonds) provided that the judgments secured shall, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 30 days after the expiration of any such stay;

(vi) easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered Property for its intended purposes;

(vii) leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries taken as a whole;

(viii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(ix) Liens on assets at the time such assets are acquired by the Borrower or any Subsidiary in accordance with Section 7.3(d); provided that such Liens are not created in contemplation of such acquisition;

(x) Liens on assets of any Person at the time such Person becomes a Subsidiary in accordance with Section 7.3(d); provided that such Liens are not created in contemplation of such Person becoming a Subsidiary;

(xi) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(xii) Liens on receivables sold pursuant to a Commercial Credit Business Arrangement;

(xiii) Liens on inventory held by the Borrower or any of its Subsidiaries under consignment;

(xiv) Liens on any inventory of the Borrower or any of its Subsidiaries in favor of a vendor of such inventory, arising in the normal course of business upon its sale to the Borrower or any such Subsidiary;

(xv) [reserved];

(xvi) Liens securing obligations under Capital Leases; and

(xvii) other Liens on Property of the Borrower and its Subsidiaries securing Indebtedness in an aggregate principal amount not to exceed at any one time outstanding, together with indebtedness permitted under Section 7.5(e), 10% of Consolidated Net Tangible Assets.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any Governmental Authority.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.1.

“Pricing Level” means the applicable pricing level for the Applicable Margin shown in Schedule 1.1.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder.

“Register” shall have the meaning given such term in Section 10.3(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.

“Regulation D, T, U, or X” means Regulation D, T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Materials of Environmental Concern).

“Reorganization” shall have the meaning specified in Section 7.3.

“Replaced Lender” shall have the meaning specified in Section 3.17.

“Replacement Lender” shall have the meaning specified in Section 3.17.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the aggregate Revolving Committed Amount or, if the commitment of each Lender to make Loans has been terminated pursuant to Section 8.2, Lenders holding in the aggregate more than 50% of the total amount of outstanding Revolving Loans; provided that the Commitment of, and the portion of the total amount of outstanding Revolving Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property is subject.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1(a) (as such amount may be reduced or increased from time to time in accordance with the provisions of this Credit Agreement) to make Revolving Loans in accordance with the provisions of Section 2.1(a).

“Revolving Committed Amount” shall have the meaning assigned to such term in Section 2.1(a).

“Revolving Loans” shall have the meaning assigned to such term in Section 2.1(a).

“Revolving Note” means a promissory note of the Borrower in favor of a Lender delivered pursuant to Section 2.1(e) and evidencing the Revolving Loans of such Lender, as such promissory note may be amended, modified, restated or replaced from time to time.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“SPV” has the meaning set forth in Section 10.3(g).

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (i) such Person is able to pay its debts and other liabilities, and commitments as they mature in the normal course of business, (ii) such Person is not obligated to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (iii) such Person is not engaged in a business or a transaction, and does not intend to engage in a business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (iv) the fair market value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (v) the present fair market value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than 50% equity interest at any time.

“Syndication Agent” means U.S. Bank National Association, together with any successors and assigns.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Terminating Lenders” shall have the meaning specified in Section 3.4(e).

“Termination Date” means November 17, 2017, as such date may be extended pursuant to clause (d) of Section 3.4 and/or Section 2.2; provided, however that if such date is not a Business Day, the Termination Date shall be the next preceding Business Day.

“United States” and “U.S.” mean the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.10.

“Wells Fargo” means Wells Fargo Bank, N.A. and its successors.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2	Computation of Time Periods.

For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

1.3	Accounting Terms.

Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 6.1 hereof (or, prior to the delivery of the first financial statements pursuant to Section 6.1 hereof, consistent with the financial statements as at August 27, 2016; provided, however, if (a) the Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) the Administrative Agent or the Required Lenders shall so object in writing within 30 days after delivery of such financial statements, then the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Credit Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.4	Time of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 2

CREDIT FACILITIES

2.1	Revolving Loans.

(a)    Revolving Commitment. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Lender severally agrees to make available to the Borrower revolving credit loans requested by the Borrower in Dollars (“Revolving Loans”) up to such Lender’s Revolving Commitment from time to time from the Closing Date until the Termination Date, or such earlier date as the Revolving Commitments shall have been terminated as provided herein for the purposes hereinafter set forth; provided, however, that the sum of the aggregate principal amount of outstanding Revolving Loans shall not exceed FOUR HUNDRED MILLION DOLLARS ($400,000,000.00) (as such aggregate maximum amount may be reduced or increased from time to time as provided in Section 2.2 or Section 3.4, the “Revolving Committed Amount”); provided, further, (i) with regard to each Lender individually, the aggregate amount of such Lender’s outstanding Revolving Loans shall not exceed such Lender’s Revolving Commitment, and (ii) with regard to the Lenders collectively, the aggregate principal amount of outstanding Revolving Loans shall not at any time exceed the Revolving Committed Amount. Revolving Loans may consist of Base Rate Loans or Eurodollar Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof; provided, however, that no more than borrowings of five (5) Eurodollar Loans shall be outstanding hereunder at any time. For purposes hereof, borrowings of Eurodollar Loans with different Interest Periods shall be considered as separate Eurodollar Loans, even if they begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new borrowing of Eurodollar Loans with a single Interest Period. Revolving Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof. Notwithstanding the foregoing, the Borrower may not request any Loans hereunder while a Change of Control Standstill Period shall be in effect pursuant to Section 3.4(e) hereof.

(b) Revolving Loan Borrowings.

(i)    Notice of Borrowing. The Borrower shall request a Revolving Loan borrowing by notice, which may be given by (A) telephone, or (B) a Notice of Borrowing; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Notice of Borrowing. Each such Notice of Borrowing must be received by the Administrative Agent not later than (i) 2:00 P.M. on the Business Day of the requested borrowing in the case of Base Rate Loans, and (ii) 1:00 P.M. three Business Days prior to the date of the requested borrowing in the case of Eurodollar Loans. Each such request for borrowing shall be irrevocable, executed by a Financial Officer of the Borrower and shall specify (A) that a Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, and (D) whether the borrowing shall be comprised of Base Rate Loans, Eurodollar Loans or a combination thereof, and if Eurodollar Loans are requested, the Interest Period(s) therefor. If the Borrower shall fail to specify in any such Notice of Borrowing (I) an applicable Interest Period in the case of a Eurodollar Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or (II) the type of Revolving Loan requested, then such notice shall be deemed to be a request for a Base Rate Loan hereunder. The Administrative Agent shall give notice to each affected Lender promptly upon receipt of each Notice of Borrowing pursuant to this Section 2.1(b)(i), the contents thereof and each such Lender’s share of any borrowing to be made pursuant thereto.

(ii)    Minimum Amounts. Each borrowing of Revolving Loans shall be in a minimum aggregate principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less).

(iii) Advances. Each Lender will make its Commitment Percentage of each borrowing of Revolving Loans available to the Administrative Agent for the account of the Borrower at the Administrative Agent’s office set forth on Schedule 10.1 by 4:00 P.M. on the date specified in the applicable Notice of Borrowing in Dollars and in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent by crediting the Master Account with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

(c) Repayment. The principal amount of all Revolving Loans shall be due and payable in full on the Termination Date, subject to the provisions of Sections 2.2, 3.4(d) and 3.4(e).

(d) Interest. Subject to the provisions of Section 3.1,

(i) Base Rate Loans. During such periods as Revolving Loans shall be comprised in whole or in part of Base Rate Loans, such Base Rate Loans shall bear interest at a per annum rate equal to the Base Rate plus the Applicable Margin; and

(ii) Eurodollar Loans. During such periods as Revolving Loans shall be comprised in whole or in part of Eurodollar Loans, such Eurodollar Loans shall bear interest at a per annum rate equal to the Eurodollar Rate plus the Applicable Margin.

Interest on Revolving Loans shall be payable in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein).

(e) Revolving Notes. The Revolving Loans made by each Lender shall, to the extent requested by such Lender through the Administrative Agent, be evidenced by a duly executed promissory note of the Borrower to such Lender in an original principal amount equal to such Lender’s Revolving Commitment and in substantially the form of Schedule 2.1(e).

2.2	Term-Out Option.

If (a) the Borrower shall have delivered to the Administrative Agent a written notice requesting term-out of outstanding Revolving Loans on the then current Termination Date no earlier than sixty (60) days, but at least fifteen (15) days prior to such Termination Date then in effect (which notice the Administrative Agent shall promptly transmit to each Lender), (b) no Default or Event of Default has occurred and is continuing on the otherwise applicable Termination Date and (c) before and after giving effect to such extension, the representations and warranties contained in Section 5 and the other Credit Documents are true and correct on and as of the date of such extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.2, the representations and warranties contained in

Section 5.1 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.1, then (i) such otherwise applicable Termination Date shall be extended (provided that no prior elections have been made under this Section 2.2) to the first anniversary of the Termination Date then in effect, and (ii) no additional borrowings of Revolving Loans may be made during such extension period, any amounts repaid on Loans outstanding under such facility during such extension period may not be reborrowed and the Revolving Committed Amount shall be deemed reduced to zero. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a fee, on the otherwise applicable Termination Date (prior to its extension pursuant to this Section 2.2), equal to 1.00% of the outstanding principal amount of Revolving Loans outstanding as of such date.

SECTION 3

OTHER PROVISIONS RELATING TO CREDIT FACILITIES

3.1	Default Rate.

Upon the occurrence, and during the continuance, of an Event of Default, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate 2% greater than the rate which would otherwise be applicable (or if no rate is applicable, whether in respect of interest, fees or other amounts, then 2% greater than the Base Rate).

3.2	Extension and Conversion.

The Borrower shall have the option, on any Business Day, to deliver a Notice of Extension/Conversion to (i) extend existing Loans into a single subsequent permissible Interest Period, (ii) convert Loans into Loans of another interest rate type or (iii) extend existing Loans into automatic rolling subsequent three-month Interest Periods; provided that, with respect to this clause (iii) such Loans will be automatically extended on the last day of each three-month Interest Period into the subsequent three-month Interest Period (as requested pursuant to the relevant Notice of Extension/Conversion) until such time as the Borrower delivers a new Notice of Extension/Conversion, which new Notice of Extension/Conversion shall be delivered prior to 11:00 A.M. on the fifth Business Day prior to the last day of the then current Interest Period; provided, however, that (a) except as provided in Section 3.8, Eurodollar Loans may be converted into Base Rate Loans only on the last day of the Interest Period applicable thereto, (b) Eurodollar Loans may be extended, and Base Rate Loans may be converted into Eurodollar Loans, only if no Default or Event of Default is in existence on the date of extension or conversion, (c) Loans extended as, or converted into, Eurodollar Loans shall be subject to the terms of the definition of “Interest Period” set forth in Section 1.1 and shall be in such minimum amounts as provided in Section 2.1(b)(ii), (d) no more than fifteen (15) Eurodollar Loans shall be outstanding hereunder at any time (it being understood that, for purposes hereof, Eurodollar Loans with different Interest Periods shall be considered as separate Eurodollar Loans, even if they begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new Eurodollar Loan with a single Interest Period) and (e) any request for extension or conversion of a Eurodollar Loan which shall fail to specify an Interest Period shall be deemed to be a request for an Interest Period of one month. Each such extension or conversion shall be effected by a Financial Officer of the Borrower giving a Notice of Extension/Conversion (or telephone notice promptly confirmed in writing) to the Administrative Agent prior to 11:00 A.M. on the third Business Day prior to, in the case of the extension of a Eurodollar Loan as, or conversion of a Base Rate Loan into, a Eurodollar Loan, the date of the proposed extension or conversion, specifying the date of the proposed extension or conversion, the Loans to be so extended or converted, the types of Loans into which such Loans are to be converted and, if appropriate, the applicable Interest Periods with respect thereto. Each request for extension or conversion shall be irrevocable and shall constitute a representation and warranty by the Borrower of the matters specified in subsections (b), (c), (d) and (e) of Section 4.2. In the event the Borrower fails to request extension or conversion of any Eurodollar Loan in accordance with this Section, or any such conversion or extension is not permitted or required by this Section, then such Eurodollar Loan shall be automatically converted into a Base Rate Loan at the end of the Interest Period applicable thereto. The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed extension or conversion affecting any Loan.

3.3	Prepayments.

(a) Voluntary Prepayments. The Borrower shall have the right to prepay Loans in whole or in part from time to time, subject to Section 3.11, but otherwise without premium or penalty; provided, however, that (i) Base Rate Loans may only be prepaid on one Business Day’s prior notice to the Administrative Agent (such notice to be in a form acceptable to the Borrower and the Administrative Agent) and specifying the applicable Loans to be prepaid; (ii) Eurodollar Loans may only be prepaid on three Business Days’ prior notice to the Administrative Agent (such notice to be in a form acceptable to the Borrower and the Administrative Agent) and specifying the applicable Loans to be prepaid; (iii) any prepayment of Eurodollar Loans will be subject to Section 3.11; and (iv) each such partial prepayment of Loans shall be in a minimum principal amount of $5,000,000 and multiples of $1,000,000 in excess thereof (or, if less, the full remaining amount of the Revolving Loan being prepaid). Subject to the foregoing terms and to Sections 3.12 and 3.19 (to the extent applicable), amounts prepaid under this Section 3.3(a) shall be applied as the Borrower may elect.

(b) Mandatory Prepayments.

(i) Commitment Limitation. If at any time, the sum of the aggregate principal amount of outstanding Revolving Loans shall exceed the Revolving Committed Amount, the Borrower promises to immediately prepay Loans in an amount sufficient to eliminate such excess (such payments to be applied as set forth in clause (iv) below).

(ii) Reserved.

(iii) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 3.3(b) shall be applied first to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period maturities. All payments under this Section 3.3(b) shall be subject to Section 3.11, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount paid through the date of payment.

(c) General. All prepayments made pursuant to this Section 3.3 shall (i) be subject to Section 3.11 and (ii) unless the Borrower shall specify otherwise, be applied first to Base Rate Loans, if any, and then to Eurodollar Loans in direct order of Interest Period maturities. Except as otherwise set forth in subclause (b) above, amounts prepaid on the Revolving Loans may be reborrowed in accordance with the provisions hereof.

3.4	Termination and Reduction of Revolving Committed Amount.

(a) Voluntary Reductions. The Borrower may from time to time permanently reduce or terminate the Revolving Committed Amount in whole or in part (in minimum aggregate amounts of $5,000,000 or in integral multiples of $1,000,000 in excess thereof (or, if less, the full remaining amount of the then applicable Revolving Committed Amount)) upon five Business Days’ prior written notice to the Administrative Agent; provided, however, no such termination or reduction shall be made which would cause the aggregate principal amount of outstanding Revolving Loans to exceed the Revolving Committed Amount, unless, concurrently with such termination or reduction, the Revolving Loans are repaid to the extent necessary to eliminate such excess. The Administrative Agent shall promptly notify each affected Lender of receipt by the Administrative Agent of any notice from the Borrower pursuant to this Section 3.4(a).

(b) Reserved.

(c) Termination Date. The Revolving Commitments of the Lenders shall automatically terminate on the Termination Date.

(d) Extension. The Borrower may by written notice to the Administrative Agent, request that the Lenders extend the Termination Date hereunder for an additional period of 364 days; provided that such request must be made no earlier than 60 days prior to the current Termination Date, but no later than 45 days prior to the current Termination Date. The Administrative Agent will give prompt notice to each of the Lenders of its receipt of any such request for extension of such Termination Date. Each Lender, in its sole discretion, shall make a determination within 30 days of such notice (and in any event, no later than 20 days prior to the then current Termination Date) as to whether or not it will agree to extend such Termination Date as requested; provided, however, that failure by any Lender to make a timely response to the Borrower’s request for extension of such Termination Date shall be deemed to constitute a refusal by the Lender to extend such Termination Date. If, in response to a request for an extension of such Termination Date, one or more Lenders shall fail to agree to the requested extension (the “Disapproving Lenders”), then the Borrower may elect to either (A) continue the revolving credit facility hereunder at the same level of Revolving Commitments by replacing each of the Disapproving Lenders in accordance with Section 3.17, or (B) provided that the requested extension is approved by Lenders holding more than 50% of the Revolving Commitments hereunder (including for purposes hereof any Replacement Lenders which may replace a Disapproving Lender, the “Approving Lenders”), extend and continue the revolving credit facility at a lower aggregate amount equal to the Revolving Commitments held by the Approving Lenders. In any such case, (i) such Termination Date relating to the Revolving Commitments held by the Disapproving Lenders (other than those Disapproving Lenders replaced in accordance with Section 3.17) shall remain as then in effect with repayment of obligations held by such Disapproving Lenders being due on such date and termination of their respective Revolving Commitments on such date, and (ii) such Termination Date relating to the Revolving Commitments held by the Approving Lenders including any applicable Replacement Lenders shall be extended by an additional period of one (1) year. The provisions of this Section 3.4(d) shall supersede any provisions of Section 3.12 or 3.14 to the contrary.

(e) Change of Control.

(i) As set forth in Sections 2.1(a) above, the Borrower may not request any Loans hereunder while a Change of Control Standstill Period shall be in effect pursuant to this Section 3.4(e). Subject to the procedures set forth below in clause (iii) of this Section 3.4(e), upon the occurrence of a Change of Control and the expiration of the 20-day notice period described below, each Lender shall have the right to terminate its Commitment hereunder and require that the Borrower prepay (and the Borrower agrees to so prepay) in full such Lender’s outstanding Loans (such amount the “Change of Control Prepayment Amount”), plus accrued and unpaid fees and interest, if any, to the date of prepayment and all other obligations due to such Lender under this Credit Agreement and the other Credit Documents.

(ii) Upon the occurrence of any Change of Control, the Administrative Agent shall mail a notice (the “Change of Control Notice”) simultaneously to all Lenders providing each Lender with notice of its rights under this Section 3.4(e) and a period of twenty (20) calendar days to evaluate the Change of Control and make a determination as to whether such Lender will terminate its Commitment and accept payment of the Change of Control Prepayment Amount, or whether such Lender will accept such Change of Control and continue as a Lender hereunder. The period beginning on the effective date of such Change of Control and continuing through the expiration of such twenty (20) day notice period shall be referred to herein as a “Change of Control Standstill Period”).

(iii) Lenders electing to have their Loans prepaid pursuant to this Section 3.4(e) shall so notify the Administrative Agent as directed in the Change of Control Notice; provided, however, that failure by any Lender to make a timely response shall be deemed to constitute an election by such Lender to terminate its Commitment and accept prepayment of its Loans. Upon the expiration date of the Change of Control Standstill Period, (A) all Lenders electing to terminate their Commitments and accept payment of their Loans (the “Terminating Lenders”) shall surrender their Notes to the Administrative Agent at the address specified in Section 10.1, (B) all Notes held by Terminating Lenders shall be cancelled by the Borrower and the Borrower shall pay the applicable Change of Control Prepayment Amounts to the Administrative Agent, for the account of the Terminating Lenders, and all other Obligations due to the Terminating Lenders under this Credit Agreement and the other Credit Documents, (C) the Commitments of the Terminating Lenders hereunder shall be terminated and the Revolving Committed Amount shall be automatically reduced by an amount equal to the aggregate amount of the Commitments so terminated, and (D) so long as the Borrower has not exercised the term-out option pursuant to Section 2.2, the Commitments of those Lenders not electing to terminate their Commitments shall automatically continue.

(f) General. The Borrower shall pay to the Administrative Agent for the account of the Lenders in accordance with the terms of Section 3.5(a), on the date of each termination or reduction of the Revolving Committed Amount, the Facility Fee accrued through the date of such termination or reduction on the amount of the Revolving Committed Amount so terminated or reduced. The provisions of this Section 3.4(f) shall supersede any provisions of Section 3.12 or 3.14 to the contrary.

3.5	Fees.

(a) Facility Fee. In consideration of the Revolving Commitments of the Lenders hereunder, the Borrower agrees to pay to the Administrative Agent for the account of each Lender a fee (the “Facility Fee”) on the Revolving Committed Amount computed at a per annum rate for each day during the applicable Facility Fee Calculation Period (hereinafter defined) equal to the Applicable Margin in effect from time to time. The Facility Fee shall commence to accrue on the Closing Date and shall be due and payable in arrears on the last Business Day of each March, June, September and December (and any date that the Revolving Committed Amount is reduced or increased as provided in Section 2.2 or Section 3.4 and the Termination Date (prior to any extension pursuant to Section 2.2)) for the immediately preceding quarter (or portion thereof) (each such quarter or portion thereof for which the Facility Fee is payable hereunder being herein referred to as a “Facility Fee Calculation Period”), beginning with the first of such dates to occur after the Closing Date.

(b) Administrative Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, the fees referred to in the Administrative Agent’s Fee Letter (collectively, the “Administrative Agent’s Fees”).

3.6	Capital Adequacy.

If any Lender determines that any Change in Law affecting such Lender or any Lending Installation of such Lender or such Lender’s holding company, if any, regarding capital or liquidity ratios or requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Credit Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Credit Agreement, its Loans or its obligation to make Loans hereunder (after taking into account such Lender’s policies as to capital adequacy and liquidity).

3.7	Inability To Determine Interest Rate.

If in connection with any request for a Eurodollar Loan or a conversion to or continuation thereof or otherwise, (a) the Administrative Agent determines that (i) Dollar deposits are not being offered to banks in the applicable offshore interbank eurodollar market for such currency for the applicable amount and Interest Period of such Eurodollar Loan or (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan or in connection with an existing or proposed Base Rate Loan (in each case with respect to this clause (a), “Impacted Loans”), or (b) the Administrative Agent or the Required Lenders determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Administrative Agent will promptly notify the Borrower and all Lenders. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended (to the extent of the affected Eurodollar Loans or Interest Periods) and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing, conversion or continuation of Eurodollar Loans (to the extent of the affected Eurodollar Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a) of this Section 3.7, the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the applicable Impacted Loans, in which case, such alternative interest rate shall apply with respect to such Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the applicable Impacted Loans under the first sentence of this Section 3.7, (2) the Administrative

Agent notifies the Borrower that the Administrative Agent or Required Lenders have determined that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the applicable Impacted Loans, or (3) any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Installation to make, maintain or fund Loans whose interest is determined by reference to such alternative interest rate or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the ability of such Lender to do any of the foregoing and, in each case, such Lender provides the Administrative Agent and the Borrower written notice thereof.

3.8	Illegality.

Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Credit Agreement, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, (a) such Lender shall promptly give written notice of such circumstances to the Borrower and the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert a Base Rate Loan to Eurodollar Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Loans, such Lender shall then have a commitment only to make a Base Rate Loan when a Eurodollar Loan is requested and (c) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.11.

3.9	Yield Protection; Reserves on Eurodollar Loans.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Credit Agreement or Eurodollar Loans made by such Lender;

and the result of which is to increase the cost to any Lender of making, funding or maintaining Loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Loans held or interest received by it, by an amount deemed material by such Lender;

then, within 15 days of demand by such Lender, the Borrower shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Loans and its Commitments. This covenant shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

(b) Reserves on Eurodollar Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.10	Withholding Tax Exemption.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of the Borrower under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the Borrower or the Administrative Agent) requires the deduction or withholding of any Tax from any such payment by the Administrative Agent or the Borrower, then the Administrative Agent or the Borrower shall be entitled to make such deduction or withholding.

(ii) If the Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.10) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If the Borrower or the Administrative Agent shall be required by any applicable laws other than the Code to withhold or deduct any Taxes from any payment, then (A) the Borrower or the Administrative Agent, as required by such laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Borrower or the Administrative Agent, to the extent required by such laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.10) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications.

(i) The Borrower shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.10) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The Borrower shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.10(c)(ii) below.

(ii) Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (y) the Administrative Agent and the Borrower, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.3(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Borrower, as applicable, against any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent or the Borrower in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Credit Agreement or any other Credit Document against any amount due to the Administrative Agent under this clause (ii).

(d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.10, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.10(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed originals of Internal Revenue Service Form W-8ECI,

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Schedule 3.10(a) to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a

“10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(IV) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Schedule 3.10(b) or Schedule 3.10(c), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Schedule 3.10(d) on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.10 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.10, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.10 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g) Survival. Each party’s obligations under this Section 3.10 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under any Credit Document.

(h) For purposes of determining withholding Taxes imposed by FATCA, from and after the Closing Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Credit Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation 1.1471-2(b)(2)(i).

3.11	Indemnity.

The Borrower promises to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur (other than through such Lender’s gross negligence, willful misconduct or material breach in bad faith of its express contractual obligation) as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Credit Agreement, (b) default by the Borrower in making any prepayment of a Eurodollar Loan after the Borrower has given a notice thereof in accordance with the provisions of this Credit Agreement or (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. With respect to Eurodollar Loans, such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. The covenants of the Borrower set forth in this Section 3.11 shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

3.12	Pro Rata Treatment.

Except to the extent otherwise provided herein (including, without limitation, in Sections 3.4(d) and 3.4(e)), each Loan, each payment or prepayment of principal of any Loan, each payment of interest on the Loans, each payment of Facility Fees, each reduction of the Revolving Committed Amount and each conversion or extension of any Loan, shall be allocated pro rata among the Lenders in accordance with the respective Commitment Percentages.

3.13	Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 4:00 P.M. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Commitment Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Installation. All payments received by the Administrative Agent after 4:00 P.M. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any borrowing of Eurodollar Loans (or, in the case of any borrowing of Base Rate Loans, prior to 2:00 P.M. on the date of such borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Sections 2.1(b) and 3.2 (or, in the case of a borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Sections 2.1(b) and 3.2) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Revolving Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent convincing evidence to the contrary.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section 3, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Loan set forth in Section 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Loans and to make payments pursuant to Section 9.7 are several and not joint. The failure of any Lender to make any Revolving Loan, to fund any such participation or to make any payment under Section 9.7 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan, to purchase its participation or to make its payment under Section 9.7.

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

3.14	Sharing of Payments.

The Lenders agree among themselves that, in the event that any Lender shall obtain payment in respect of any Loan or any other obligation owing to such Lender under this Credit Agreement through the exercise of a right of setoff, banker’s lien or counterclaim, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, in excess of its pro rata share of such payment as provided for in this Credit Agreement, such Lender shall promptly purchase from the other Lenders a participation in such Loans and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Credit Agreement. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker’s lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by repurchase of a participation theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Lender so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker’s lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan or other obligation in the amount of such participation. Except as otherwise expressly provided in this Credit Agreement, if any Lender or the Administrative Agent shall fail to remit to the Administrative Agent or any other Lender an amount payable by such Lender or the Administrative Agent to the Administrative Agent or such other Lender pursuant to this Credit Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Administrative Agent or such other Lender at a rate per annum equal to the Federal Funds Rate. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.14 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.14 to share in the benefits of any recovery on such secured claim. The provisions of this Section 3.14 shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Credit Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

3.15	Payments, Computations, Etc.

(a) Except as otherwise specifically provided herein, all payments hereunder shall be made to the Administrative Agent in dollars in immediately available funds, without offset, deduction, counterclaim or withholding of any kind, at the Administrative Agent’s office specified in Schedule 10.1 not later than 4:00 P.M. on the date when due. Payments received after such time shall be deemed to have been received on the next succeeding Business Day. The Administrative Agent may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the Borrower maintained with the Administrative Agent (with notice to the Borrower). The Borrower shall, at the time it makes any payment under this Credit Agreement, specify to the Administrative Agent the Loans, Fees, interest or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails so to specify, or if such application would be inconsistent with the terms hereof, the Administrative Agent shall distribute such payment to the Lenders in such manner as the Administrative Agent may determine to be appropriate in respect of obligations owing by the Borrower hereunder, subject to the terms of Section 3.12(a)). The Administrative Agent will distribute such payments to such Lenders, if any such payment is received prior to 12:00 Noon on a Business Day in like funds as received prior to the end of such Business Day and otherwise the Administrative Agent will distribute such payment to such Lenders on the next succeeding Business Day. Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and Fees for the period of such extension), except that in the case of Eurodollar Loans, if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the next preceding Business Day. Except as expressly provided otherwise herein, all computations of interest and fees shall be made on the basis of actual number of days elapsed over a year of 360 days, except with respect to computation of interest on Base Rate Loans which shall be calculated based on a year of 365 or 366 days, as appropriate. Interest shall accrue from and include the date of borrowing, but exclude the date of payment.

(b) Allocation of Payments. Notwithstanding any other provisions of this Credit Agreement to the contrary, after the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become due and payable as set forth in the last paragraph of Section 8.2), all amounts collected or received by the Administrative Agent or any Lender on account of the Loans, Fees or any other amounts outstanding under any of the Credit Documents shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents;

SECOND, to payment of any fees owed to the Administrative Agent, in its capacity as such;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to amounts owing to such Lender;

FOURTH, to the payment of accrued fees and interest;

FIFTH, to the payment of the outstanding principal amount of the Loans;

SIXTH, to all other amounts and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; and (ii) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans held by such Lender bears to the aggregate then outstanding Loans) of amounts available to be applied pursuant to clauses “FOURTH”, “FIFTH” and “SIXTH” above.

3.16	Evidence of Debt.

(a) Each Lender shall maintain an account or accounts evidencing each Loan made by such Lender to the Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Credit Agreement. Each Lender will make reasonable efforts to maintain the accuracy of its account or accounts and to promptly update its account or accounts from time to time, as necessary.

(b) The Administrative Agent shall maintain the Register pursuant to Section 10.3(c) hereof, and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount, type and Interest Period of each such Loan hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from or for the account of the Borrower and each Lender’s share thereof. The Administrative Agent will make reasonable efforts to maintain the accuracy of the subaccounts referred to in the preceding sentence and to promptly update such subaccounts from time to time, as necessary.

(c) The entries made in the accounts, Register and subaccounts maintained pursuant to subsection (b) of this Section 3.16 (and, if consistent with the entries of the Administrative Agent, subsection (a)) shall be conclusive, absent convincing evidence to the contrary, evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain any such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay the Loans made by such Lender in accordance with the terms hereof.

3.17	Replacement of Lenders.

In the event any Lender delivers to the Borrower any notice in accordance with Sections 3.4(d) (with respect to such Lender being a Disapproving Lender), 3.6, 3.8, 3.9 or 3.10 or if any Lender is a Defaulting Lender, then the Borrower shall have the right, if no Default or Event of Default then exists, to replace such Lender (the “Replaced Lender”) with one or more additional banks or financial institutions (collectively, the “Replacement Lender”), provided that (A) at the time of any replacement pursuant to this Section 3.17, the Replacement Lender shall enter into one or more Assignment and Assumptions pursuant to, and in accordance with the terms of, Section 10.3(b) (and with all fees payable pursuant to said Section 10.3(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the rights and obligations of the Replaced Lender hereunder and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (a) the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, and (b) all accrued, but theretofore unpaid, fees owing to the Replaced Lender pursuant to Section 3.5(a), and (B) all obligations of the Borrower owing to the Replaced Lender (including all obligations, if any, owing pursuant to Section 3.6, 3.8 or 3.9, but excluding those obligations specifically described in clause (A) above in respect of which the assignment purchase price has been, or is concurrently being paid) shall be paid in full to such Replaced Lender concurrently with such replacement.

3.18	Reserved.

3.19	Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendment. The Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.6.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.2), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Credit Agreement; fourth, to the payment of any amounts owing to the Lenders, as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Credit Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Credit Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to the pay the Loans of all non-Defaulting

Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 3.19(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. Each Defaulting Lender shall be entitled to receive any Facility Fee pursuant to Section 3.5(a) for any period during which that Lender is a Defaulting Lender only to extent allocable to the outstanding amount of the Revolving Loans funded by it.

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans to be held on a pro rata basis by the Lenders in accordance with their Commitment Percentages (without giving effect to Section 3.19(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

SECTION 4

CONDITIONS

4.1	Closing Conditions.

The obligation of the Lenders to enter into this Credit Agreement and to make the initial Loans shall be subject to satisfaction of the following conditions (in form and substance acceptable to the Lenders):

(a) The Administrative Agent shall have received original counterparts of this Credit Agreement executed by each of the parties hereto;

(b) The Administrative Agent shall have received an appropriate original Revolving Note for each Lender requesting a Revolving Note, executed by the Borrower;

(c) [reserved];

(d) The Administrative Agent shall have received all documents it may reasonably request relating to the existence and good standing of the Borrower, the corporate or other necessary authority for and the validity of the Credit Documents, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Administrative Agent;

(e) The Administrative Agent shall have received legal opinions of Kristen Collier Wright, Esq., general counsel for the Borrower and Bass Berry & Sims PLC, outside counsel for the Borrower, dated as of the Closing Date in form and substance reasonably satisfactory to the Administrative Agent and its counsel;

(f) Since August 27, 2016 there shall not have occurred or otherwise exist an event or condition which has a Material Adverse Effect;

(g) The Administrative Agent shall have received, for its own account and for the accounts of the Lenders, all fees and expenses required by this Credit Agreement or any other Credit Document to be paid on or before the Closing Date;

(h) The Administrative Agent shall have received evidence that the Amended and Restated Credit Agreement dated as of September 13, 2011 among the Borrower, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent (the “Existing Multi-Year Credit Agreement”) has been, or concurrently with the date hereof will be, amended and restated in its entirety and all obligations due and owing under the Existing Multi-Year Credit Agreement shall have been repaid in full; and

(i) The Administrative Agent shall have received such other documents, agreements or information which may be reasonably requested by the Administrative Agent.

4.2	Conditions to all Extensions of Credit.

The obligations of each Lender to make, convert or extend any Loan (including the initial Loans) hereunder are subject to satisfaction of the following conditions in addition to satisfaction on the Closing Date of the conditions set forth in Section 4.1:

(a) The Borrower shall have delivered to the Administrative Agent, an appropriate Notice of Borrowing or Notice of Extension/Conversion;

(b) The representations and warranties set forth in Section 5 (other than Section 5.17) shall be, subject to the limitations set forth therein, true and correct in all material respects as of such date (except for those which expressly relate to an earlier date, which shall remain true and correct in all material respects as of such earlier date);

(c) There shall not have been commenced against the Borrower an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Borrower or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed, undischarged or unbonded;

(d) No Default or Event of Default shall exist and be continuing either prior to or after giving effect thereto; and

(e) Immediately after giving effect to the making of such Loan (and the application of the proceeds thereof), the sum of the aggregate principal amount of outstanding Revolving Loans shall not exceed the Revolving Committed Amount.

The delivery of each Notice of Borrowing and each Notice of Extension/Conversion shall constitute a representation and warranty by the Borrower of the correctness of the matters specified in subsections (b), (c), (d) and (e) above. Notwithstanding the foregoing, the Borrower may not request any Loans hereunder while a Change of Control Standstill Period shall be in effect pursuant to Section 3.4(e) hereof or after the otherwise applicable Termination Date (pre-term-out), to the extent the Borrower has exercised the term-out option pursuant to Section 2.2.

SECTION 5

REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents to the Administrative Agent and each Lender that:

5.1	Financial Position; No Internal Control Event.

(a) The audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of August 27, 2016 and the audited consolidated statement of earnings and statement of cash flows for the year ended August 27, 2016 have heretofore been made available to each Lender. Such financial statements (including the notes thereto) (a) have been audited by Ernst & Young LLP, (b) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and (c) present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such date and for such periods. During the period from August 27, 2016 to and including the Closing Date, there has been no sale, transfer or other disposition by the Borrower or any of its Subsidiaries of any material part of the business or property of the Borrower and its consolidated Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any capital stock of any other person) material in relation to the consolidated financial position of the Borrower and its consolidated Subsidiaries, taken as a whole, in each case, which, is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date. Since August 27, 2016 through and including the Closing Date, there has not occurred an event or condition which has had a Material Adverse Effect.

(b) To the best knowledge of the Borrower, no Internal Control Event exists or has occurred since the date of the Audited Financial Statements through the Closing Date.

5.2	Organization; Existence; Compliance with Law.

Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has the corporate or other necessary power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such legal right would not be reasonably expected to have a Material Adverse Effect, (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not be reasonably expected to have a Material Adverse Effect, and (d) is in compliance with all material Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

5.3	Power; Authorization; Enforceable Obligations.

The Borrower has the corporate or other necessary power and authority, and the legal right, to make, deliver and perform the Credit Documents to which it is a party, and in the case of the Borrower, to borrow hereunder, and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Credit Agreement and to authorize the execution, delivery and performance of the Credit Documents to which it is a party. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of the Borrower in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Credit Documents to which the Borrower is a party. This Credit Agreement has been, and each other Credit Document to which the Borrower is a party will be, duly executed and delivered on behalf of the Borrower. This Credit Agreement constitutes, and each other Credit Document to which the Borrower is a party when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.4	No Legal Bar.

The execution, delivery and performance of the Credit Documents by the Borrower, the borrowings hereunder and the use of the proceeds thereof (a) will not violate any Requirement of

Law or contractual obligation of the Borrower or any of its Subsidiaries in any respect that would reasonably be expected to have a Material Adverse Effect, (b) will not result in, or require, the creation or imposition of any Lien (other than a Permitted Lien) on any of the properties or revenues of any of the Borrower or any of its Subsidiaries pursuant to any such Requirement of Law or contractual obligation, and (c) will not violate or conflict with any provision of the Borrower’s articles of incorporation or by-laws.

5.5	No Material Litigation.

Except as disclosed in Schedule 5.5, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower, any of its Subsidiaries or any of its properties before any Governmental Authority that (a) could reasonably be expected to have a Material Adverse Effect or (b) in any manner draw into question the validity, legality or enforceability of any Credit Document or any transaction contemplated thereby.

5.6	No Default.

Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of their contractual obligations in any respect which would be reasonably expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

5.7	Ownership of Property; Liens.

Each of the Borrower and its Subsidiaries has good record and marketable title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien, except for Permitted Liens.

5.8	No Burdensome Restrictions.

Except as previously disclosed in writing to the Lenders on or prior to the Closing Date, no Requirement of Law or contractual obligation of the Borrower or any of its Subsidiaries would be reasonably expected to have a Material Adverse Effect.

5.9	Taxes.

Each of the Borrower and its Subsidiaries has filed or caused to be filed all United States federal income tax returns and all other material tax returns which, to the knowledge of the Borrower, are required to be filed and has paid (a) all taxes shown to be due and payable on said returns or (b) all taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any (i) taxes, fees or other charges with respect to which the failure to pay, in the aggregate, would not have a Material Adverse Effect or (ii) taxes, fees or other charges the amount or validity of which are currently being contested and with respect to which reserves in conformity with GAAP have been provided on the books of such Person), and no tax Lien has been filed, and, to the best knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

5.10	ERISA.

(a) Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state laws except to the extent that noncompliance would not reasonably be expected to have a Material Adverse Effect. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter (or an opinion letter upon which the Borrower is entitled to rely) from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code or an application for such a letter is currently being processed by the Internal Revenue Service. To the knowledge of the Borrower, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.

(b) There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred and the Borrower is not aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate is in material compliance with the applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) (A) as of the most recent valuation date for any Pension Plan, the final actuarially-certified funding target attainment percentage is sixty percent (60%) or higher and (B) neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the final actuarially-certified funding target attainment percentage for any such plan to drop below sixty percent (60%) as of the most recent valuation date, in each case, as determined under Section 430 of the Code and taking into account any exceptions, actuarial assumptions, extensions of such date and supplemental or additional contributions provided for in or permitted to be considered by Section 430 or the regulations promulgated thereunder; (iv) neither the Borrower nor any ERISA Affiliate has incurred any material liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and to the Borrower’s knowledge, no event or circumstance has occurred that could reasonably be expected to cause the PGBC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

5.11	Governmental Regulations, Etc.

(a) No part of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” in violation of Regulation U. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U. No indebtedness being reduced or retired out of the proceeds of the Loans was or will be incurred for the purpose of purchasing or carrying any margin stock within the meaning and in violation of Regulation U or any “margin security” within the meaning and in violation of Regulation T. “Margin stock” within the meanings of Regulation U does not constitute more than 25% of the value of the consolidated assets of the Borrower and its Subsidiaries. None of the transactions contemplated by this Credit Agreement (including, without limitation, the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or regulations issued pursuant thereto, or Regulation T, U or X.

(b) Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940, each as amended. In addition, neither the Borrower nor any of its Subsidiaries is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such a company.

(c) Each of the Borrower and its Subsidiaries has obtained all licenses, permits, franchises or other governmental authorizations necessary to the ownership of its respective Property and to the conduct of its business, except where such failure could not reasonably be expected to have a Material Adverse Effect.

(d) Neither the Borrower nor any of its Subsidiaries is in violation of any applicable statute, regulation or ordinance of the United States of America, or of any state, city, town, municipality, county or any other jurisdiction, or of any agency thereof (including without limitation, environmental laws and regulations), except where such violation could not reasonably be expected to have a Material Adverse Effect.

(e) Each of the Borrower and its Subsidiaries is current with all material reports and documents, if any, required to be filed with any state or federal securities commission or similar agency and is in full compliance in all material respects with all applicable rules and regulations of such commissions, except where such failure could not reasonably be expected to have a Material Adverse Effect.

5.12	Subsidiaries.

Schedule 5.12 sets forth all the Subsidiaries of the Borrower at the Closing Date and the jurisdiction of their organization.

5.13	Purpose of Loans.

The proceeds of the Loans hereunder shall be used solely by the Borrower to (a) to refinance existing Indebtedness of the Borrower under existing credit agreements, (b) repurchase stock in the Borrower, (c) to finance acquisitions to the extent permitted under this Credit Agreement and (d) for the working capital, capital expenditures and other general corporate purposes of the Borrower and its Subsidiaries. The Letters of Credit shall be used only for or in connection with obligations relating to transactions entered into by the Borrower in the ordinary course of business.

5.14	Disclosure.

No certificate (including any financial statements or other documents or attached thereto) furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Credit Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.15	Taxpayer Identification Number.

The Borrower’s true and correct U.S. taxpayer identification number is set forth on Schedule 10.1.

5.16	Environmental Compliance.

The Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.17	Solvency.

As of the Closing Date, the Borrower and its Subsidiaries are Solvent on a consolidated basis.

5.18	Sanctions.

The Borrower represents that neither the Borrower nor any of its Subsidiaries (collectively, the “Company”) or, to the best of the knowledge of the Company, any director, officer, employee, agent, affiliate or representative of the Company is an individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

5.19	Patriot Act.

To the extent applicable, the Borrower and each Subsidiary is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (b) the PATRIOT Act.

5.20	Anti-Corruption Laws.

The Borrower and its Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

5.21	EEA Financial Institution.

The Borrower is not an EEA Financial Institution.

SECTION 6

AFFIRMATIVE COVENANTS

The Borrower hereby covenants and agrees that so long as this Credit Agreement is in effect or any amounts payable hereunder or under any other Credit Document shall remain outstanding, and until all of the Commitments hereunder shall have terminated:

6.1	Information Covenants.

The Borrower will furnish, or cause to be furnished, to the Administrative Agent and the Lenders:

(a) Annual Financial Statements. As soon as available, and in any event within the earlier of (i) the 100th day after the end of each fiscal year of the Borrower and (ii) the day that is ten (10) Business Days after the date the Borrower’s annual report on Form 10-K is required to be filed with the SEC, as of the end of such fiscal year, a consolidated balance sheet, consolidated statement of income, consolidated statement of stockholders’ equity and consolidated statement of cash flows of the Borrower and its Subsidiaries for such fiscal year, setting forth in comparative form consolidated figures for the preceding fiscal year, all such financial information described above to be in reasonable form and detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by (i) a report and opinion of Ernst & Young LLP or another Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of any material misstatement and (ii) an opinion of such Registered Public Accounting Firm independently assessing the Borrower’s internal controls over financial reporting in accordance with Item 308 of SEC Regulation S-K, PCAOB Auditing Standard No. 2, and Section 404 of Sarbanes-Oxley expressing a conclusion that contains no statement that there is a material weakness in such internal controls, except for such material weaknesses that have been (x) disclosed to the Administrative Agent (it being understood that the Borrower’s filing with the SEC of a notice of such material weakness shall be deemed disclosure to the Administrative Agent), who in turn discloses such material weaknesses to the Lenders, and (y) remedied or otherwise diligently addressed (or in the process of being diligently addressed) by the Borrower in accordance with recommendations made by the Borrower’s external auditors in consultation with the Borrower.

(b) Quarterly Financial Statements. Beginning with the fiscal quarter ending November 25, 2016, as soon as available, and in any event within the earlier of (i) the 50th day after the end of each of the first three fiscal quarters of each fiscal year of the Borrower and (ii) the day that is five (5) Business Days after the date the Borrower’s quarterly report on Form 10-Q is required to be filed with the SEC, as of the end of such fiscal quarter, together with a related condensed consolidated balance sheet, a condensed consolidated statement of income and a condensed consolidated statement of cash flows of the Borrower and its Subsidiaries for such fiscal quarter, in each case setting forth in comparative form consolidated figures for the corresponding period of the preceding fiscal year, except for the condensed consolidated balance sheet that will be presented in comparative form to the Borrower’s most recent audited consolidated balance sheet, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Administrative Agent, and accompanied by a certificate of a Financial Officer of the Borrower to the effect that such quarterly financial statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and the absence of footnotes.

(c) Officer’s Certificate. At the time of delivery of the financial statements provided for in Sections 6.1(a) and 6.1(b) above, a certificate of a Financial Officer of the Borrower substantially in the form of Schedule 6.1(c), (i) demonstrating compliance with the financial covenants contained in Sections 6.10 and 6.11 by calculation thereof as of the end of each such fiscal period, (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto and (iii) certifying as to the Borrower’s current senior unsecured (non-credit enhanced) long term debt rating from S&P and/or Moody’s.

(d) Reports. Promptly upon transmission or receipt thereof, (a) copies of any filings on Forms 8-K, 10-Q or 10-K and any other material filings or registrations with the SEC, or any successor agency, and copies of all financial statements, proxy statements, material notices and material reports as the Borrower or any of its Subsidiaries shall send to its shareholders or to a holder of any Indebtedness owed by the Borrower or any of its Subsidiaries in its capacity as such a holder and (b) upon the request of the Administrative Agent, all reports and written information provided or received within the two year period prior to the date of the request to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters.

(e) Notices. The Borrower will give written notice to the Administrative Agent (a) promptly upon obtaining knowledge thereof, of the occurrence of an event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and what action the Borrower proposes to take with respect thereto, (b) upon the occurrence of any of the following with respect to the Borrower or any of its Subsidiaries: (i) promptly upon the Borrower’s determination thereof, the pendency or commencement of any litigation, arbitral or governmental proceeding against such Person which is reasonably likely to have a Material Adverse Effect, or (ii) promptly upon the Borrower’s determination thereof, the institution of any proceedings against such Person with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation, or alleged violation of any federal, state or local law, rule or regulation, including but not limited to, Environmental Laws, the violation of which would likely have a Material Adverse Effect, (c) promptly upon obtaining knowledge thereof, of any change in accounting policies or financial reporting practices by the Borrower or any Subsidiary that the Borrower’s external auditors consider to have a material impact on the consolidated financial statements of the Borrower and its Subsidiary, and (d) promptly upon obtaining knowledge thereof, of the determination by the Registered Public Accounting Firm providing the opinion required under Section 6.1(a)(ii) (in connection with its preparation of such opinion) or the Borrower’s determination at any time of the occurrence or existence of any Internal Control Event.

(f)    ERISA. Upon obtaining knowledge thereof, the Borrower will give written notice to the Administrative Agent promptly (and in any event within five business days) of: (i) of any event or condition, including, but not limited to, any Reportable Event, that constitutes, or might reasonably lead to, an ERISA Event; or (ii) any change in the funding status of any Pension Plan that reasonably could be expected to have a Material Adverse Effect, together with a description of any such event or condition or a copy of any such notice and a statement by a Financial Officer of the Borrower briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken by the Borrower with respect thereto. Promptly upon request, the Borrower shall furnish the Administrative Agent and the Lenders with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each “plan year” (within the meaning of Section 3(39) of ERISA).

(g) Change of Control; Reorganization. Upon obtaining knowledge thereof, the Borrower will promptly provide the Administrative Agent and the Lenders with (i) written notice of any actual or expected Change of Control or Reorganization, (ii) the circumstances and relevant facts regarding such Change of Control or Reorganization (including the information with respect to pro forma historical income, cash flow and capitalization, each after giving effect to such Change of Control or Reorganization, as the case may be), and (iii) such additional information and documents regarding such Change of Control or Reorganization as may be reasonably requested by the Administrative Agent and/or any Lender.

(h) Debt Rating. No later than five (5) days after a Financial Officer obtains knowledge of any such issuance of change, give notice to the Administrative Agent (by telephone, followed promptly by written notice transmitted by facsimile with a hard copy sent promptly thereafter) of any issuance of change (either expressly or pursuant to a letter from S&P or Moody’s stating an “implied” rating), in rating by S&P or Moody’s in respect of the Borrower’s non-credit enhanced senior long-term debt (secured or unsecured), together with details thereof.

(i) Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of the Borrower or any of its Subsidiaries as the Administrative Agent or the Required Lenders may reasonably request.

Documents required to be delivered pursuant to Section 6.1(a), (b) or (d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.1; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, Syndtrak, IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders who may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Person’s securities) (each, a “Public Lender”). The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered under the Securities Exchange Act of 1934 and/or publicly traded on a registered securities exchange or in a generally accepted over-the-counter market, or is actively contemplating issuing any such securities, (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of Securities Laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.14; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”. Notwithstanding any other provision contained herein, nothing in this paragraph shall be deemed to authorize or otherwise encourage any Lender to effect any transaction in the Borrower’s publicly traded securities while in possession of any information of a non-public nature that is included in any Borrower Materials designated as “PUBLIC” in the Platform.

6.2	Preservation of Existence and Franchises.

Except as would not result in a Material Adverse Effect, the Borrower will, and will cause each of its Subsidiaries to, do all things necessary to preserve and keep in full force and effect its existence, rights, franchises and authority.

6.3	Books and Records.

The Borrower will, and will cause each of its Subsidiaries to, keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).

6.4	Compliance with Law.

The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its property if noncompliance with any such law, rule, regulation, order or restriction would have a Material Adverse Effect.

6.5	Payment of Taxes and Other Indebtedness.

Except as otherwise provided pursuant to the terms of the definition of “Permitted Liens” set forth in Section 1.1, the Borrower will, and will cause each of its Subsidiaries to, pay and discharge (a) all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties, and (c) except as prohibited hereunder, all of its other Indebtedness as it shall become due.

6.6	Insurance.

The Borrower will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect insurance, which may include self insurance, in such amounts and covering such risks as is consistent with sound business practices and similarly situated corporations.

6.7	Maintenance of Property.

The Borrower will, and will cause each of its Subsidiaries to, maintain and preserve its properties and equipment material to the conduct of its business in good repair, working order and condition, normal wear and tear and casualty and condemnation excepted, and will make, or cause to be made, in such properties and equipment from time to time all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be needed or proper, to the extent and in the manner customary for companies in similar businesses.

6.8	Use of Proceeds.

The Borrower will use the proceeds of the Loans solely for the purposes set forth in Section 5.13.

6.9	Audits/Inspections.

Upon reasonable notice and during normal business hours, the Borrower will, and will cause each of its Subsidiaries to, permit representatives appointed by the Administrative Agent, including, without limitation, independent accountants, agents, attorneys, and appraisers to visit and inspect its property, including its books and records, its accounts receivable and inventory, its facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Administrative Agent or its representatives to investigate and verify the accuracy of information provided to the Lenders and to discuss all such matters with the officers, employees and representatives of such Person.

6.10	Adjusted Debt to EBITDAR Ratio.

The Borrower shall cause the ratio of Consolidated Adjusted Debt to Consolidated EBITDAR as of the last day of each fiscal quarter to be no greater than 3.50 to 1.00.

6.11	Interest Coverage Ratio.

The Borrower shall cause the Consolidated Interest Coverage Ratio as of the last day of each fiscal quarter to be no less than 2.50 to 1.0.

6.12	Anti-Corruption Laws.

The Borrower shall conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.

SECTION 7

NEGATIVE COVENANTS

The Borrower hereby covenants and agrees that, so long as this Credit Agreement is in effect or any amounts payable hereunder or under any other Credit Document shall remain outstanding, and until all of the Commitments hereunder shall have terminated:

7.1	Liens.

The Borrower will not, nor will it permit any of its Subsidiaries to, contract, create, incur, assume or permit to exist any Lien with respect to any of their Property, whether now owned or after acquired, except for Permitted Liens.

7.2	Nature of Business.

The Borrower will not, nor will it permit any of its Subsidiaries to, substantively alter the character or conduct of the business conducted by any such Person as of the Closing Date.

7.3	Consolidation, Merger, Sale or Purchase of Assets, Etc.

The Borrower will not, nor will it permit any of its Subsidiaries to:

(a) except in connection with a disposition of assets permitted by the terms of subsection (c) below, dissolve, liquidate or wind up their affairs;

(b) enter into any transaction of merger or consolidation; provided, however, that, so long as no Default or Event of Default would be directly or indirectly caused as a result thereof, (i) the Borrower may merge or consolidate with any of its Subsidiaries provided that the Borrower is the surviving corporation; (ii) any Subsidiary of the Borrower may merge or consolidate with any other Subsidiary of the Borrower; (iii) the Borrower or any of its Subsidiaries may merge or consolidate with any Person (other than the Borrower or any of its Subsidiaries) provided that (A) the Borrower or a Subsidiary of the Borrower is the surviving corporation and (B) after giving effect on a pro forma basis to such merger or consolidation, no Default or Event of Default would exist hereunder; and (iv) the Borrower may consummate the Reorganization pursuant to and in accordance with the provisions of the last paragraph of this Section 7.3.

(c) sell, lease, transfer or otherwise dispose of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole (whether now owned or hereafter acquired); provided, however, the Borrower may consummate the Reorganization pursuant to and in accordance with the last paragraph of this Section 7.3; or

(d) except as otherwise permitted by Section 7.3(a) or Section 7.3(b), acquire all or any portion of the capital stock or securities of any other Person or purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) all or any substantial part of the Property of any other Person; provided that (i) the Borrower or any of its Subsidiaries shall be permitted to make acquisitions of the type referred to in this Section 7.3(d), so long as such acquisitions are non-hostile and (ii) after giving effect on a pro forma basis to any such acquisition (including but not limited to any Indebtedness to be incurred or assumed by the Borrower or any of its Subsidiaries in connection therewith), no Default or Event of Default would exist hereunder.

Notwithstanding the foregoing, but subject to the following provisions of this paragraph, the Borrower will be permitted to effect an internal reorganization that will result in the Borrower changing its state of incorporation from Nevada to Delaware and that will be accomplished either by (i) the Borrower merging with and into a new wholly-owned Subsidiary of the Borrower, which Subsidiary (x) will be incorporated in the state of Delaware and the surviving corporation of such merger, (y) shall, as a result of such merger, assume by operation of law all of the rights and obligations of the Borrower under the Credit Agreement, and (z) shall, immediately after the consummation of such merger, have management and controlling ownership substantially similar to that of the Borrower immediately prior to the consummation of such merger or (ii) if applicable, the Borrower becoming a wholly-owned Subsidiary of a new holding company incorporated in the State of Delaware, the outstanding capital stock of which holding company will be owned by the current shareholders of the Borrower (either such transaction, the “Reorganization”). The Lenders hereby agree that the Borrower shall be permitted to consummate the Reorganization so long as (i) the consummation of the Reorganization shall not result in a material and adverse impact to the interests of the Administrative Agent and/or the Lenders under this Credit Agreement and the Notes, and (ii) after giving effect to the Reorganization, (A) the Borrower become a wholly-owned subsidiary of a corporation organized in the State of Delaware and (B) that the management and controlling ownership of such parent corporation immediately after the consummation of the Reorganization be substantially similar to that of the Borrower immediately prior to the consummation of the Reorganization. The Borrower hereby agrees (i) to provide the Administrative Agent and the Lenders with such additional information and documents related to the Reorganization as may be reasonably requested by the Administrative Agent and/or any Lender and (ii) to execute within a reasonable time after consummation of the Reorganization (not to exceed sixty (60) days unless otherwise agreed by the Administrative Agent) such appropriate amendments, corporate authority documents and other supporting documents to or under the Credit Agreement evidencing any changes made necessary by the consummation of the Reorganization (including, without limitation, (x) in the event the Borrower merges with and into a new wholly-owned Subsidiary of the Borrower, a legal opinion of Borrower’s counsel, in form and substance reasonably acceptable to the Administrative Agent’s legal counsel, addressing the enforceability of the Credit Documents with respect to such surviving Subsidiary and (y) in the event that the Borrower becomes a wholly-owned subsidiary of a new parent holding company incorporated in Delaware, a guaranty by such new parent holding company of the Borrower’s obligations under the Credit Agreement) and such other changes as may be mutually agreed to by the Borrower (or its successor, if applicable) and the parties hereto, each in form and substance reasonably acceptable to the Borrower (or its successor, if applicable), the Administrative Agent and the Required Lenders. The Borrower acknowledges that the agreement of the Lenders evidenced in this paragraph is given in reliance upon the foregoing conditions and agreements and shall be deemed revoked if any such condition or agreement is breached.

7.4	Fiscal Year.

The Borrower will not, nor will it permit any of its Subsidiaries to, change its fiscal year without first obtaining the written consent of the Required Lenders (such consent not to be unreasonably withheld).

7.5	Subsidiary Indebtedness.

The Borrower will not permit any of its Subsidiaries to contract, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness set forth on Schedule 7.5 (and any renewals, refinancings or extensions thereof on terms and conditions no more favorable, in the aggregate, to such creditor than such existing Indebtedness and in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension);

(b) intercompany Indebtedness owed by a Subsidiary of the Borrower to the Borrower or to one or more wholly-owned Subsidiaries of the Borrower;

(c) Indebtedness of the Subsidiaries (excluding intercompany Indebtedness owed to the Borrower or to one or more wholly-owned Subsidiaries of the Borrower) incurred after the Closing Date to provide all or a portion of the purchase price of short-lived assets (such as trucks and computer equipment) which may be treated as Capital Leases in accordance with GAAP;

(d) Indebtedness of the Subsidiaries (excluding intercompany Indebtedness owed to the Borrower or to one or more wholly-owned Subsidiaries of the Borrower) incurred in connection with synthetic leases, tax retention operating leases, off-balance sheet loans or similar off-balance sheet financings in an aggregate amount not to exceed $150,000,000 in any two consecutive fiscal years; and

(e) other Indebtedness of the Subsidiaries (excluding intercompany Indebtedness owed to the Borrower or to one or more wholly-owned Subsidiaries of the Borrower) in an aggregate principal amount not to exceed, at any time outstanding, together with Indebtedness secured by Liens permitted pursuant to clause (xvii) of the definition of “Permitted Liens”, 10% of Consolidated Net Tangible Assets.

7.6	Sanctions.

The Borrower will not, nor will it permit any of its Subsidiaries to, directly or indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, to (a) fund any activities or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or (b) in any other manner that will result in a violation of Sanctions by any Person participating in the Loan.

7.7	Anti-Corruption Laws.

The Borrower will not, nor will it permit any of its Subsidiaries to, directly or indirectly, use the proceeds of any Loan or Letter of Credit for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions.

SECTION 8

EVENTS OF DEFAULT

8.1	Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a) Payment. The Borrower shall

(i) default in the payment when due of any principal of any of the Loans, or

(ii) default, and such default shall continue for five (5) or more Business Days, in the payment when due of any interest on the Loans, or of any Fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith or therewith; or

(b) Representations. Any representation, warranty or statement made or deemed to be made by the Borrower herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was deemed to have been made; or

(c) Covenants. The Borrower shall

(i) default in the due performance or observance of any term, covenant or agreement contained in Sections 6.2, 6.8, 6.10, 6.11 or 7.1 through 7.3, inclusive, 7.5 and 7.6;

(ii) default in the due performance of any term, covenant or agreement contained in Section 6.1 and such default shall continue unremedied for a period of at least 5 days after the earlier of a Financial Officer of the Borrower becoming aware of such default or notice thereof by the Administrative Agent; or

(iii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b), (c)(i) or (c)(ii) of this Section 8.1) contained in this Credit Agreement and such default shall continue unremedied for a period of at least 30 days after the earlier of a responsible officer of the Borrower becoming aware of such default or notice thereof by the Administrative Agent; or

(d) Bankruptcy, etc. Any Bankruptcy Event shall occur with respect to the Borrower or any of its Subsidiaries; or

(e) Other Indebtedness. With respect to any Indebtedness (other than Indebtedness outstanding under this Credit Agreement or owing to the Borrower or any of its Subsidiaries) in excess of $100,000,000 in the aggregate for the Borrower and its Subsidiaries taken as a whole, (i) the Borrower or any of its Subsidiaries shall (A) default in any payment (beyond the applicable grace or cure period with respect thereto, if any) with respect to any such Indebtedness, or (B) default in the observance or performance relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit, the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause, any such Indebtedness to become due, or to be required to be purchased or redeemed, prior to the applicable maturity date, but after the expiration of all applicable grace or cure periods; or (ii) any such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof and shall not be repaid when due; or

(f) Judgments. One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving a liability of $100,000,000 or more in the aggregate (to the extent not paid or covered by insurance) and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days from the entry thereof, or if longer, within the applicable appeal period (but in no event for more than 90 days from the entry thereof); or

(g) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect; or

(h) [Reserved].

(i) Invalidity of Credit Documents. Any material provision of any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Indebtedness under the Credit Documents, ceases to be in full force and effect; or the Borrower contests in any manner the validity or enforceability of any provision of any Credit Document; or the Borrower denies that it has any or further liability or obligation under any Credit Document, or purports to revoke, terminate or rescind any provision of any Credit Document.

8.2	Acceleration; Remedies.

Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by the Required Lenders or cured to the satisfaction of the Required Lenders (pursuant to the voting procedures in Section 10.6), the Administrative Agent shall, upon the request and direction of the Required Lenders, by written notice to the Borrower take any of the following actions:

(a) Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

(b) Acceleration. Declare the unpaid principal of and any accrued interest in respect of all Loans and any and all other indebtedness or obligations of any and every kind owing by the Borrower to the Administrative Agent and/or any of the Lenders hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

(c) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Credit Documents and all rights of set-off.

Notwithstanding the foregoing, if an Event of Default specified in Section 8.1(d) shall occur, then the Commitments shall automatically terminate and all Loans, all accrued interest in respect thereof, all accrued and unpaid Fees and other indebtedness or obligations owing to the Administrative Agent and/or any of the Lenders hereunder in respect thereof automatically shall immediately become due and payable without the giving of any notice or other action by the Administrative Agent or the Lenders.

SECTION 9

AGENCY PROVISIONS

9.1	Appointment and Authority.

Each Lender hereby designates and appoints Wells Fargo as administrative agent (in such capacity as Administrative Agent hereunder, the “Administrative Agent”) of such Lender to act as specified herein and the other Credit Documents, and each such Lender hereby authorizes the Administrative Agent as the agent for such Lender, to take such action on its behalf under the provisions of this Credit Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated by the terms hereof and of the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Credit Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any of the other Credit Documents, or shall otherwise exist against the Administrative Agent. The provisions of this Section are solely for the benefit of the Administrative Agent and the Lenders and the Borrower shall have no rights as a third party beneficiary of the provisions hereof. In performing its functions and duties under this Credit Agreement and the other Credit Documents, the Administrative Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Borrower or any of its Affiliates.

9.2	Delegation of Duties.

The Administrative Agent may execute any of its respective duties hereunder or under the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties; provided that the use of any agents or attorneys-in-fact shall not relieve the Administrative Agent of its duties hereunder.

9.3	Exculpatory Provisions.

The Administrative Agent and its officers, directors, employees, agents, attorneys-in-fact or affiliates shall not be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection herewith or in connection with any of the other Credit Documents (except for its or such Person’s own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower contained herein or in any of the other Credit Documents or in any certificate, report, document, financial statement or other written or oral statement referred to or provided for in, or received by the Administrative Agent under or in connection herewith or in connection with the other Credit Documents, or enforceability or sufficiency therefor of any of the other Credit Documents, or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Administrative Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Credit Agreement, or any of the other Credit Documents or for any representations, warranties, recitals or statements made herein or therein or made by the Borrower in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Administrative Agent to the Lenders or by or on behalf of the Borrower to the Administrative Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default or to inspect the properties, books or records of the Borrower or any of its Affiliates.

9.4	Reliance on Communications.

The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram,

telegram, telecopy, facsimile, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower, independent accountants and other experts selected by the Administrative Agent with reasonable care). The Administrative Agent may deem and treat the Lenders as the owner of their respective interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent in accordance with Section 10.3(b) hereof. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement or under any of the other Credit Documents unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Credit Documents in accordance with a request of the Required Lenders (or to the extent specifically provided in Section 10.6, all the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).

9.5	Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to the Credit Document, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders.

9.6	Non-Reliance on Administrative Agent and Other Lenders.

Each Lender expressly acknowledges that each of the Administrative Agent and its officers, directors, employees, agents, attorneys-in-fact or affiliates has not made any representations or warranties to it and that no act by the Administrative Agent or any affiliate thereof hereinafter taken, including any review of the affairs of the Borrower or any of its Affiliates, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower or its Affiliates and made its own decision to make its Loans hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower and its Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Borrower or any of its Affiliates which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.7	Indemnification.

The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitments (or if the Commitments have expired or been terminated, in accordance with the respective principal amounts of outstanding Loans of the Lenders), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the final payment of all of the obligations of the Borrower hereunder and under the other Credit Documents) be imposed on, incurred by or asserted against the Administrative Agent in its capacity as such in any way relating to or arising out of this Credit Agreement or the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent. If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section shall survive the repayment of the Loans and other obligations under the Credit Documents and the termination of the Commitments hereunder.

9.8	Administrative Agent in its Individual Capacity.

Wells Fargo and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Borrower and its respective Affiliates as though Wells Fargo were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Wells Fargo and its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the

Borrower or such Affiliate) and acknowledge that the Administrative Agent shall not be under any obligation to provide such information to them. With respect to its Loans, Wells Fargo shall have the same rights and powers under the Credit Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include Wells Fargo in its individual capacity.

9.9	Successor Administrative Agent.

The Administrative Agent may at any time resign upon 20 days’ written notice to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States; provided that, so long as no Default or Event of Default has occurred and is continuing, such successor Administrative Agent shall be reasonably acceptable to the Borrower. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents, (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9 and (3) the retiring Administrative Agent will provide to the Borrower and the Lenders reasonable access to the Register and/or copies of each Lender’s Administrative Questionnaire. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section 9). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 10.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.10	Syndication Agent and Arrangers.

The Syndication Agent and Arrangers, each in its capacity as such, shall have no rights, powers, duties or obligations under this Credit Agreement or any of the other Credit Documents.

SECTION 10

MISCELLANEOUS

10.1	Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing, and except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (i) when delivered, (ii) when transmitted and received (by confirmation of receipt) via telecopy (or other facsimile device) to the number set out below, (iii) the day on which the same has been delivered by a reputable national overnight air courier service to the addressee, or (iv) the day on which the same is delivered to the addressee or delivery refused by the addressee by certified or registered mail, postage prepaid, in each case to the respective parties at the address, in the case of the Borrower and the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.1, and, in the case of the Lenders, to the address, facsimile number, electronic mail address specified in its Administrative Questionnaire, or at such other address as such party may specify by written notice to the other parties hereto.

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT

WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. FURTHERMORE, THE BORROWER DOES NOT WARRANT THE ADEQUACY OF THE PLATFORM, AND MAKES NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IN CONNECTION WITH THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including Securities Laws, to review Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of Securities Laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon, in good faith, any notices (including telephonic or electronic Notices of Borrowing) purportedly given by or on behalf of the Borrower and reasonably understood by the Administrative Agent and/or the Lenders, as applicable, to be authentic even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower (but excluding any such losses, costs, expenses and liabilities that (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent or such Related Party or (y) result from a claim brought by the Borrower against the Administrative Agent or such Related Party for breach in bad faith of such party’s obligations hereunder or under any other Credit Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction). All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.2	Right of Set-Off.

In addition to any rights now or hereafter granted under applicable law, and not by way of limitation of any such rights, upon the occurrence of an Event of Default, each Lender is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender (including, without limitation, branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of the Borrower against obligations and liabilities of such Person to such Lender hereunder, under the Notes or the other Credit Documents, irrespective of whether such Lender shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Any Person purchasing a participation in the Loans and Commitments hereunder pursuant to Section 3.13 or Section 10.3(d) may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender hereunder.

10.3	Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender other than in connection with a Reorganization permitted by Section 7.3 hereof and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.3(b), (ii) by way of participation in accordance with the provisions of Section 10.3(d), (iii) to an SPV in accordance with the provisions of Section 10.3(g), or (iv) by way of a pledge of its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it; provided, that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the revolving credit facility hereunder, and in integral multiples of $1,000,000 in excess thereof unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not be unreasonably withheld or delayed);

provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person).

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Credit Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.9, 3.10 and 3.11 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.3(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The Administrative Agent will make reasonable efforts to maintain the accuracy of the Register and to promptly update the Register from time to time, as necessary (including with regard to assignments of Loans and transfers of Notes). The entries in the Register shall be conclusive, absent convincing evidence to the contrary, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans; provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.7 without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a) and (b) of Section 10.6 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.9, 3.10 and 3.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.10(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 3.17 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.9 or 3.10, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.17 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.2 as though it were a Lender, provided such Participant agrees to be subject to Section 3.14 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the

United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) [Reserved].

(g) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPV”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Credit Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to fund any Loan, and (ii) if an SPV elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 3.14. Each party hereto hereby agrees that (i) neither the grant to any SPV nor the exercise by any SPV of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Credit Agreement (including its obligations under Section 3.4), (ii) no SPV shall be liable for any indemnity or similar payment obligation under this Credit Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Credit Document, remain the lender of record hereunder. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Credit Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPV may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (unless waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPV.

10.4	No Waiver; Remedies Cumulative.

No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Administrative Agent or any Lender and the Borrower shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand.

Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.2 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Credit Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.2 (subject to the terms of Section 3.14), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any debtor relief law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Credit Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 3.14, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.5	Payment of Expenses, etc.

The Borrower agrees to: (a) pay all reasonable out-of-pocket costs and expenses (i) of the Administrative Agent and the Arrangers (and their respective Affiliates) in connection with the syndication of the credit facilities provided for herein, the negotiation, preparation, execution and delivery and administration of this Credit Agreement and the other Credit Documents and the documents and instruments referred to therein (including, subject to any agreed upon limitations, the reasonable and documented out-of-pocket fees and expenses of a single law firm acting as counsel for such Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest, where the Person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Person) and, if necessary, of a single local counsel in each appropriate jurisdiction)) and any amendment, waiver or consent relating hereto and thereto including, but not limited to, any such amendments, waivers or consents resulting from or related to any work-out, renegotiation or restructure relating to the performance by the Borrower under this Credit Agreement and (ii) of the Administrative Agent and the Lenders (and their respective Affiliates) in connection with enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, in connection with any such enforcement, the reasonable and documented fees and disbursements of counsel for the Administrative Agent and each of the Lenders); (b) pay and hold each of the Lenders harmless from and against any and all future stamp and other similar taxes with respect to the foregoing matters and save each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such taxes; and (c) indemnify the Administrative Agent, each Lender, the Arrangers and their respective officers, directors, employees, representatives, agents and Affiliates (each an “Indemnitee”) from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of (i) any investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto, but excluding any investigation initiated by the Person seeking indemnification hereunder) related to the entering into and/or performance of any Credit Document or the use of proceeds of any Loans (including other extensions of credit) hereunder or the consummation of any other transactions contemplated in any Credit Document, including, without limitation, the reasonable fees and disbursements of counsel (including non-duplicative allocated costs of internal counsel) incurred in connection with any such investigation, litigation or other proceeding or (ii) the presence or Release of any Materials of Environmental Concern at, under or from any Property owned, operated or leased by the Borrower or any of its Subsidiaries, or the failure by the Borrower or any of its Subsidiaries to comply with any Environmental Law (but excluding, in the case of either of clause (i) or (ii) above, any such losses, liabilities, claims, damages or expenses to the extent that they resulted from (x) the bad faith, gross negligence or willful misconduct of such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (y) a material breach by the relevant Indemnitee (as determined by a court of competent jurisdiction in a final non-appealable judgment) of the express contractual obligations of such Indemnitee under any Credit Document pursuant to a claim made by the Borrower or (z) any disputes between or among any of the Indemnitees and not arising from any act or omission by the Borrower or any of its Affiliates, other than claims against any Indemnitee (or its Affiliates) in its capacity as an agent or Arranger with respect to the Credit Documents. In no event shall the Administrative Agent or any Lender be liable for any damages arising from the use by others of any information or other materials obtained through Syndtrak or other similar information transmission systems in connection with this Credit Agreement, other than to the extent of direct or actual damages resulting from the gross negligence or willful misconduct of such party or material breach in bad faith by such party of its express contractual obligations hereunder with respect to such information or materials as determined, in each case, by a final and nonappealable judgment of a court of competent jurisdiction. In no event shall the Borrower, any of its Affiliates or any Indemnitee be liable for any indirect, special, exemplary, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) that may be alleged as a result of this Credit Agreement or any other Credit Document or any of the transactions contemplated hereby or thereby (except, in the case of the Borrower, to the extent otherwise required to be indemnified by the Borrower pursuant to the terms of this Section 10.5).

10.6	Amendments, Waivers and Consents.

Neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing entered into by, or approved in writing by, the Required Lenders and the Borrower (with prompt written notice of the same delivered to the Administrative Agent), provided, however, that:

(a) no such amendment, change, waiver, discharge or termination shall, without the consent of each Lender directly affected thereby (other than Defaulting Lenders), (i) reduce the rate or extend the time of payment of interest (other than as a result of (x) waiving the applicability of any post-default increase in interest rates or (y) an amendment approved by the Required Lenders as set forth in the definition of “Applicable Margin” following the withdrawal by S&P and Moody’s of their ratings on the Borrower’s senior unsecured (non-credit enhanced) long term debt) on any Loan or fees hereunder, (ii) reduce the rate or extend the time of payment of any fees owing hereunder, (iii) except as otherwise permitted under Section 3.4(d), extend (A) the Commitment of any Lender, or (B) the final maturity of any Loan, or any portion thereof, or (iv) reduce the principal amount on any Loan or, except as otherwise permitted under Section 3.4(d), extend the time of payment thereof;

(b) no such amendment, change, waiver, discharge or termination shall, without the consent of each Lender directly affected thereby (other than Defaulting Lenders), (i) except as otherwise permitted under Section 3.4(b), increase the Commitment of any Lender over the amount thereof in effect (it being understood and agreed that a waiver of any Default or Event of Default shall not constitute a change in the terms of any Commitment of any Lender), (ii) amend, modify or waive any provision of this Section 10.6 or Section 3.14 or Section 3.15(b), (iii) reduce or increase any percentage specified in, or otherwise modify, the definition of “Required Lenders,” or (iv) consent to the assignment or transfer by the Borrower of any of its rights and obligations under (or in respect of) the Credit Documents to which it is a party;

(c) no provision of Section 9 may be amended without the consent of the Administrative Agent, such consent in each case not to be unreasonably withheld; and

(d) designation of the Master Account or of any Financial Officer may not be made without the written consent of at least two Financial Officers of the Borrower.

Notwithstanding anything to the contrary herein, (i) the Administrative Agent’s Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

10.7	Counterparts.

This Credit Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Credit Agreement, the other Credit Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Subject to Section 4.1, this Credit Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Credit Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

10.8	Headings.

The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

10.9	Survival.

All indemnities set forth herein, including, without limitation, in Section 3.9, 3.10, 3.11, 9.7 or 10.5 shall survive the execution and delivery of this Credit Agreement, the making of the Loans, the repayment of the Loans and other obligations under the Credit Documents and the termination of the Commitments hereunder, and all representations and warranties made by the Borrower herein shall survive delivery of the Notes and the making of the Loans hereunder.

10.10	Governing Law; Submission to Jurisdiction; Venue.

(a) THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF

THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document may be brought in the courts of the State of New York in New York County, or of the United States for the Southern District of New York, and, by execution and delivery of this Credit Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the nonexclusive jurisdiction of such courts. The Borrower further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address set out for notices pursuant to Section 10.1, such service to become effective three (3) days after such mailing. Nothing herein shall affect the right of the Administrative Agent to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against the Borrower in any other jurisdiction.

(b) The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Credit Agreement or any other Credit Document brought in the courts referred to in subsection (a) hereof and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c) TO THE EXTENT PERMITTED BY LAW, EACH OF THE ADMINISTRATIVE AGENT, THE LENDERS AND THE BORROWER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.11	Severability.

If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions. Without limiting the foregoing provisions of this Section 10.11, if and to the extent that the enforceability of any provisions in this Credit Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.12	Entirety.

This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

10.13 Binding Effect; Termination.

(a) This Credit Agreement shall become effective at such time on or after the Closing Date when it shall have been executed by the Borrower and the Administrative Agent, and the Administrative Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns. The parties hereto who are also parties to the Existing Credit Agreement each hereby agree that, at such time as this Credit Agreement shall have become effective pursuant to the terms of Article IV, (a) the Existing Credit Agreement automatically shall be deemed amended, superseded and restated in its entirety by this Credit Agreement and (b) the Commitments under the Existing Credit Agreement and as defined therein automatically shall be replaced with the Commitments hereunder. This Credit Agreement is not a novation of the Existing Credit Agreement, and, for the avoidance of doubt, the commitment of any lender under the Existing Credit Agreement that is not a Lender under this Credit Agreement shall be deemed to be terminated concurrently with the effectiveness of this Credit Agreement pursuant to the terms of Article IV.

(b) The term of this Credit Agreement shall be until no Loans or any other amounts payable hereunder or under any of the other Credit Documents shall remain outstanding and until all of the Commitments hereunder shall have expired or been terminated.

10.14 Confidentiality.

The Administrative Agent and the Lenders agree to keep confidential (and to cause their respective affiliates, officers, directors, employees, agents and representatives to keep confidential) all information, materials and documents furnished to the Administrative Agent or any such Lender by or on behalf of the Borrower (whether before or after the Closing Date) which relates to the Borrower or any of its Subsidiaries (the “Information”). Notwithstanding the foregoing, the Administrative Agent and each Lender shall be permitted to disclose Information (i) to its affiliates, officers, directors, employees, agents and representatives in connection with its participation in any of the transactions evidenced by this Credit Agreement or any other Credit Documents or the administration of this Credit Agreement or any other Credit Documents; (ii) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or requested by any Governmental Authority; (iii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Credit Agreement or any agreement entered into pursuant to clause (iv) below, (B) becomes available to the Administrative Agent or such Lender on a non-confidential basis from a source other than the Borrower or (C) was available to the Administrative Agent or such Lender on a non-confidential basis prior to its disclosure to the Administrative Agent or such Lender by the Borrower; (iv) to any actual or prospective assignee, participant or counterparty (or its advisors) to any swap, hedge, securitization or derivative transaction relating to any of its rights or obligations under this Credit Agreement or relating to the Borrower and its obligations so long as such actual or prospective assignee, participant or counterparty (or its advisor) first specifically agrees in a writing furnished to and for the benefit of the Borrower to be bound by that terms of this Section 10.14; (v) to the extent required in connection with the exercise of remedies under this Credit Agreement or any other Credit Documents; or (vi) to the extent that the Borrower shall have consented in writing to such disclosure. Nothing set forth in this Section 10.14 shall obligate the Administrative Agent or any Lender to return any materials furnished by the Borrower.

10.15 Source of Funds.

Each of the Lenders hereby represents and warrants to the Borrower that at least one of the following statements is an accurate representation as to the source of funds used by such Lender in connection with the financing hereunder:

(a) no part of such funds constitutes assets allocated to any separate account (as such term is defined in Section 3(17) of ERISA) maintained by such Lender in which any employee benefit plan (or its related trust) has any interest;

(b) the source is either (i) an insurance company pooled separate account, within the meaning of Prohibited Transaction Class Exemption (“PTE”) 90-1 (issued by the United States Department of Labor January 29, 1990), or (ii) a bank collective investment fund, within the meaning of PTE 91-38 (issued June 12, 1991 and amended by PTE 2002-13 (issued March 1, 2002)), the requirements of Section III(b) of PTE 90-1 or Section III(b) of PTE 91-38 are and will continue to be satisfied, and no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund;

(c) the source is an “insurance company general account” within the meaning of PTE 95-60 (issued July 12, 1995 and amended by PTE 2002-13 (issued March 1, 2002)) and there is no employee benefit plan, treating as a single plan all plans maintained by the same employer or employee organization, with respect to which the amount of the general account reserves and liabilities for all contracts held by or on behalf of such plan, exceeds ten percent (10%) of the total reserves and liabilities of such general account (exclusive of separate account liabilities) plus surplus, as set forth in the NAIC Annual Statement for such Lender most recently filed with such Lender’s state of domicile;

(d) the source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 issued March 13, 1984 and amended by PTE 2002-13 (issued March 1, 2002) (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), and the applicable conditions of the QPAM Exemption are satisfied; or

(e) such funds constitute assets of one or more employee benefit plans which such Lender has identified in writing to the Borrower.

As used in this Section 10.15, the term “employee benefit plan” shall have the meaning assigned to such term in Section 3(3) of ERISA.

10.16 Conflict.

To the extent that there is a conflict or inconsistency between any provision hereof, on the one hand, and any provision of any Credit Document, on the other hand, this Credit Agreement shall control.

10.17 USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.18 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and each Arranger is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor either Arranger, has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or either Arranger has advised or is currently advising the Borrower or any of its Affiliates on other matters) and neither the Administrative Agent or either Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (iv) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor either Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship arising out of the transactions contemplated hereby; and (v) the Administrative Agent and the Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby agrees that it will not claim that any of the Administrative Agent, Arrangers, Lenders or any of their respective affiliates has rendered advisory services of any nature or respect or owes a fiduciary duty or similar duty to it in connection with any aspect of any transaction contemplated hereby.

10.19 Electronic Execution of Assignments and Certain Other Documents.

The words “delivery,” “execute,” “execution,” “signed,” “signature” and words of like import in or related to any document to be signed in connection with this Credit Agreement and the transactions contemplated hereby (including, without limitation, Assignment and Assumptions, amendments or other modifications, Notices of Borrowing, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that, notwithstanding anything contained herein to the contrary, neither the Administrative Agent nor any Lender is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent or such Lender pursuant to procedures approved by it.

10.20 Acknowledgment and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any loan document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any loan document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other loan document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first above written.

BORROWER:

AUTOZONE, INC.

By:	/s/ William T. Giles
Name:	William T. Giles
Title:	Executive Vice President and Chief
Financial Officer

By:	/s/ Brian L. Campbell
Name:	Brian L. Campbell
Title:	Vice President and Treasurer

ADMINISTRATIVE AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

	By:	/s/ Irena Stavreska
	Name:	Irena Stavreska
	Title:	Director

LENDERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

	By:	/s/ Irena Stavreska
	Name:	Irena Stavreska
	Title:	Director

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Conan Schleicher
Name:	Conan Schleicher
Title:	Senior Vice President

2

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Aron Frey
Name:	Aron Frey
Title:	Vice President

3

BARCLAYS CAPITAL, as a Lender

By:	/s/ Vanessa Kurbatskiy
Name:	Vanessa Kurbatskiy
Title:	Vice President

4

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Lauren Baker
Name:	Lauren Baker
Title:	Vice President

5

SUNTRUST BANK, as a Lender

By:	/s/ David West
Name:	David West
Title:	Vice President

6

Schedule 1.1

APPLICABLE MARGIN PRICING LEVELS

Pricing Level	Level I	Level II	Level III	Level IV
Senior Unsecured Debt Ratings	A- / A3 or higher	BBB+ / Baa1	BBB / Baa2	BBB- / Baa3 or lower

Applicable Margin for Facility Fee	8.0 bps	10.0 bps	12.5 bps	17.5 bps

Applicable Margin for Eurodollar Loans	92.0 bps	102.5 bps	112.5 bps	132.5bps

Applicable Margin for Alternate Base Rate Loans	0 bps	2.5 bps	12.5 bps	32.5 bps

The Applicable Margin for Facility Fee, Eurodollar Loans and Base Rate Loans shall be based on the applicable Pricing Level corresponding to the Rating(s) then in effect. In the event of a Split Rating, the applicable Pricing Level shall be based on the higher Rating. In the event of a Double Split Rating, the applicable Pricing Level shall be based on the Pricing Level which is one level below that corresponding to the higher Rating. If there is only one Rating, such Rating shall apply. In the event that Ratings are not obtained or are not available, the pricing will be based on Level IV (as set forth in the grid above) until the earlier of (A) such time as S&P and/or Moody’s provides another Rating for the long-term debt of the Borrower or (B) the Required Lenders and the Borrower have agreed to an alternative pricing grid or other method for determining Pricing Levels pursuant to an effective amendment to the Credit Agreement.

As used herein:

“Rating” means the senior unsecured (non-credit enhanced) long term debt rating of the Borrower, as published by S&P and/or Moody’s.

“Split Rating” means the Ratings published by S&P and Moody’s would indicate different Pricing Levels, but the Pricing Levels are not more than one Pricing Level apart.

“Double Split Rating” means the Ratings published by S&P and Moody’s would indicate different Pricing Levels, but the Pricing Levels are two or more Pricing Levels apart.

7

Schedule 2.1(a)

LENDERS

Lender	Commitment Percentage	Revolving Commitment
Wells Fargo Bank, National Association	20.000000000%	$80,000,000.00
U.S. Bank National Association	20.000000000%	$80,000,000.00
Bank of America, N.A.	15.000000000%	$60,000,000.00
Barclays Bank PLC	15.000000000%	$60,000,000.00
JPMorgan Chase Bank, N.A.	15.000000000%	$60,000,000.00
SunTrust Bank	15.000000000%	$60,000,000.00
Total:	100.000000000%	$400,000,000.00

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